Exhibit 99.2

Audited Financial Statements of The First Bancshares, Inc.
and the related reports of the independent auditor thereto

Report of Independent Registered Public Accounting Firm
To the Stockholders, Board of Directors and Audit Committee
The First Bancshares, Inc.
Hattiesburg, Mississippi

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of The First Bancshares, Inc. ( Company) as of December 31, 2024 and 2023, the related consolidated statements of income, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2024, and the related notes (collectively referred to as the financial statements). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 3, 2025 expressed an unqualified opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits.

We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for Credit Losses

As described in Notes B and E to the consolidated financial statements, the Company’s consolidated allowance for credit losses (ACL) on loans held for investment was $56.2 million at December 31, 2024 and represents an estimate of expected losses inherent within the Company’s loan portfolio. The Company’s loan portfolio totaled $5.41 billion as of December 31, 2024, and the ACL on loans was $56.2 million. The Company’s unfunded loan commitments totaled $863 million, with an ACL of $2.1 million. Together these amounts represent the ACL.

The Company estimates the ACL using a non-discounted cash flow methodology that incorporates probability of default and loss given default assumptions adjusted for prepayment assumptions. The model’s calculation includes reasonable and supportable forecasts derived from unemployment data from a third-party. After the quantitative loss estimate is determined, management adjusts these estimates to incorporate considerations of current trends and conditions not captured in the quantitative loss estimate process through the use of qualitative factors.

We identified the ACL as a critical audit matter. The principal considerations for our determination of the ACL as a critical audit matter includes the subjectivity and complexity in management’s determination of the loan estimates and assumptions, specifically the determination of the qualitative factor adjustments to reflect current trends and conditions not captured within the quantitative models. This required increased auditor effort and a high degree of auditor subjectivity in evaluating the ACL.

The primary procedures we performed to address this critical audit matter included:

•We tested the design and operating effectiveness of controls relating to management’s determination of the ACL, including controls over:

◦Completeness and accuracy of inputs into the model used to determine the ACL
◦Management’s review and establishment of qualitative adjustments

•We evaluated management’s determination of the qualitative adjustments, including assessing the basis for the adjustments and the accuracy of the supporting calculations

We have served as the Company’s auditor since 2021.

/s/ Forvis Mazars, LLP
Jackson, Mississippi
March 3, 2025

THE FIRST BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2024 AND 2023
($ in thousands except per share data)

	2024	2023
ASSETS
Cash and due from banks	$114,185	$224,199
Interest-bearing deposits with banks	106,226	130,948
Total cash and cash equivalents	220,411	355,147
Securities available-for-sale, at fair value (amortized cost: $1,119,034 in 2024; $1,164,227 in 2023; allowance for credit losses: $0 in both 2024 and 2023)	1,003,303	1,042,365
Securities held to maturity, net of allowance for credit losses of $0 (fair value: $537,275 in 2024; $615,944 in 2023)	582,939	654,539
Equity securities	15,684	-
Other securities	44,168	37,754
Total securities	1,646,094	1,734,658
Loans held for sale	3,687	2,914
LHFI, net of allowance for credit losses of $56,205 in 2024 and $54,032 in 2023	5,351,026	5,116,010
Interest receivable	34,002	33,300
Premises and equipment	169,796	174,309
Operating lease right-of-use assets	6,102	6,387
Finance lease right-of-use assets	1,002	1,466
Cash surrender value of life insurance	145,569	134,249
Goodwill	272,520	272,520
Other intangibles	59,278	68,812
Other real estate owned	7,874	8,320
Other assets	87,417	91,253
Total assets	$8,004,778	$7,999,345
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Non-interest-bearing	$1,796,685	$1,849,013
Interest-bearing	4,808,171	4,613,859
Total deposits	6,604,856	6,462,872
Interest payable	13,856	22,702
Borrowed funds	210,000	390,000
Subordinated debentures	123,731	123,386
Operating lease liabilities	6,273	6,550
Finance lease liabilities	1,556	1,739
Allowance for credit losses on OBSC exposures	2,107	2,075
Other liabilities	36,968	40,987
Total liabilities	6,999,347	7,050,311
Stockholders’ Equity:
Common stock, par value $1 per share: 80,000,000 shares authorized; 32,409,962 shares issued in 2024, 80,000,000 shares authorized, and 32,338,983 shares issued in 2023, respectively	32,410	32,339
Additional paid-in capital	777,508	775,232
Retained earnings	346,182	300,150
Accumulated other comprehensive (loss) income	(109,558)	(117,576)
Treasury stock, at cost (1,249,607 shares - 2024; 1,249,607 shares - 2023)	(41,111)	(41,111)
Total stockholders' equity	1,005,431	949,034
Total liabilities and stockholders' equity	$8,004,778	$7,999,345

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2024, 2023, AND 2022
($ in thousands, except per share amount)

	2024	2023	2022
INTEREST INCOME
Interest and fees on loans	$321,665	$294,541	$157,768
Interest and dividends on securities:
Taxable interest and dividends	32,999	32,202	29,656
Tax-exempt interest	11,727	11,737	11,017
Interest on deposits in banks	3,444	2,453	1,952
Total interest income	369,835	340,933	200,393

INTEREST EXPENSE
Interest on deposits	117,850	71,359	13,978
Interest on borrowed funds	17,716	20,249	8,599
Total interest expense	135,566	91,608	22,577
Net interest income	234,269	249,325	177,816
Provision for credit losses, LHFI	3,758	13,750	5,350
Provision for credit losses, OBSC exposures	32	750	255
Net interest income after provision for credit losses	230,479	234,825	172,211

NON-INTEREST INCOME
Service charges on deposit accounts	13,905	14,175	8,668
Other service charges and fees	2,713	3,177	1,833
Interchange fees	17,914	18,914	12,702
Secondary market mortgage income	3,354	2,866	4,303
Bank owned life insurance income	3,820	3,319	2,101
BOLI death proceeds	600	-	1,630
Gain (loss) on sale of premises	(183)	35	(116)
Securities (loss) gain	(31)	(9,716)	(82)
Change in value of equity securities	(78)	-	-
Gain (loss) on sale of other real estate	(87)	6	214
Government awards/grants	280	6,197	873
Bargain purchase gain	-	-	281
Other	7,555	7,732	4,554
Total non-interest income	49,762	46,705	36,961

NON-INTEREST EXPENSE
Salaries	80,421	76,609	57,903
Employee benefits	21,732	16,803	15,174
Occupancy	18,530	17,381	12,854
Furniture and equipment	4,325	3,987	2,981
Supplies and printing	1,153	1,240	967
Professional and consulting fees	6,208	6,446	3,558
Marketing and public relations	445	833	393
FDIC and OCC assessments	4,015	3,849	2,122
ATM expense	7,226	5,821	3,873
Bank communications	2,525	3,579	1,904
Data processing	1,611	2,771	2,211

THE FIRST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2024, 2023, AND 2022
($ in thousands, except per share amount)

Continued:	2024	2023	2022
Acquisition expense/charter conversion	3,740	9,075	6,410
Amortization of core deposit intangible	9,533	9,563	4,664
Other	20,812	26,769	15,469
Total non-interest expense	182,276	184,726	130,483

Income before income taxes	$97,965	$96,804	$78,689
Income taxes	20,771	21,347	15,770

Net income available to common stockholders	$77,194	$75,457	$62,919

Earnings per share:
Basic	$2.45	$2.41	$2.86
Diluted	2.44	2.39	2.84

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
YEARS ENDED DECEMBER 31, 2024, 2023, AND 2022

($ in thousands)	2024	2023	2022

Net income	$77,194	$75,457	$62,919
Other comprehensive income (loss):
Unrealized holding gain/(loss) arising during the period on available-for-sale securities	10,323	31,921	(173,428)
Net unrealized loss at time of transfer on securities available-for-sale transferred to held-to-maturity	-	-	(36,838)
Reclassification adjustment for (accretion) amortization of unrealized holdings gain/(loss) included in accumulated other comprehensive income from the transfer of securities available-for-sale to held-to-maturity	380	372	97
Reclassification adjustment for loss/(gains) included in net income	31	9,716	82
Unrealized holding gain/(loss) arising during the period on available-for-sale securities	10,734	42,009	(210,087)
Income tax (expense) benefit	(2,716)	(10,628)	53,152
Other comprehensive income (loss)	8,018	31,381	(156,935)
Comprehensive income (loss)	$85,212	$106,838	$(94,016)

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2022, 2023 AND 2024
($ in thousands except per share amount)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock		Total
	Shares	Amount				Shares	Amount
Balance, January 1, 2022	21,668,644	$21,669	$459,228	$206,228	$7,978	(649,607)	$(18,931)	$676,172
Net income, 2022	-	-	-	62,919	-	-	-	62,919
Common stock repurchased	-	-	-	-	-	(600,000)	(22,180)	(22,180)
Other comprehensive loss	-	-	-	-	(156,935)	-	-	(156,935)
Dividend on common stock, $.74 per common share	-	-	-	(16,524)	-	-	-	(16,524)
Issuance of common shares for BBI acquisition	3,498,936	3,499	97,970	-	-	-	-	101,469
Issuance restricted stock grant	129,950	130	(130)	-	-	-	-	-
Restricted stock grant forfeited	(2,500)	(3)	3	-	-	-	-	-
Compensation expense	-	-	2,425	-	-	-	-	2,425
Repurchase of restricted stock for payment of taxes	(19,661)	(20)	(663)	-	-	-	-	(683)
Balance, December 31, 2022	25,275,369	$25,275	$558,833	$252,623	$(148,957)	(1,249,607)	$(41,111)	$646,663

Net income, 2023	-	-	-	75,457	-	-	-	75,457
Other comprehensive income	-	-	-	-	31,381	-	-	31,381
Dividend on common stock, $.90 per common share	-	-	-	(27,930)	-	-	-	(27,930)
Issuance of common shares for HSBI acquisition	6,920,422	6,920	214,602	-	-	-	-	221,522
Issuance restricted stock grant	167,173	167	(167)	-	-	-	-	-
Restricted stock grant forfeited	(12,194)	(12)	12	-	-	-	-	-
Compensation expense	-	-	2,302	-	-	-	-	2,302
Repurchase of restricted stock for payment of taxes	(11,787)	(11)	(350)	-	-	-	-	(361)
Balance, December 31, 2023	32,338,983	$32,339	$775,232	$300,150	$(117,576)	(1,249,607)	$(41,111)	$949,034

Net income, 2024	-	-	-	77,194	-	-	-	77,194
Other comprehensive income	-	-	-	-	8,018	-	-	8,018
Dividend on common stock, $1.00 per common share	-	-	-	(31,162)	-	-	-	(31,162)
Issuance restricted stock grant	164,844	165	(165)	-	-	-	-	-
Restricted stock grant forfeited	(26,561)	(27)	27	-	-	-	-	-
Compensation expense	-	-	4,622	-	-	-	-	4,622
Repurchase of restricted stock for payment of taxes	(67,304)	(67)	(2,208)	-	-	-	-	(2,275)
Balance, December 31, 2024	32,409,962	$32,410	$777,508	$346,182	$(109,558)	(1,249,607)	$(41,111)	$1,005,431

See Notes to Consolidated Financial Statements

THE FIRST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

($ in thousands)	2024	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$77,194	$75,457	$62,919
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,209	12,099	12,173
FHLB stock dividends	(465)	(355)	(28)
Provision for credit losses	3,790	14,500	5,605
Deferred income taxes	3,204	7,006	940
Restricted stock expense	4,622	2,302	2,425
Increase in cash value of life insurance	(3,820)	(3,319)	(2,101)
Amortization and accretion, net, related to acquisitions	2,030	(4,432)	1,706
Bank premises and equipment loss/(gain)	183	(35)	116
Acquisition gain	-	-	(281)
Securities loss (gain)	31	9,716	82
Change in value of equity securities	78	-	-
Loss on sale/writedown of other real estate	264	774	159
Residential loans originated and held for sale	(85,861)	(91,786)	(152,776)
Proceeds from sale of residential loans held for sale	85,088	93,315	156,011
Changes in:
Interest receivable	(702)	(1,228)	(2,987)
Other assets	4,690	16,086	(45,692)
Interest payable	(8,846)	19,378	1,613
Operating lease liability	(277)	(1,260)	(1,306)
Other liabilities	(5,900)	(39,710)	51,449
Net cash provided by operating activities	85,512	108,508	90,027

CASH FLOWS FROM INVESTING ACTIVITIES
Available-for-sale securities:
Sales	-	285,793	21,069
Maturities, prepayments, and calls	235,880	132,919	197,417
Purchases	(195,226)	(8,473)	(6,500)
Held-to-maturity securities:
Maturities, prepayments, and calls	74,206	40,469	474
Purchases	-	-	(602,718)
Purchase of other securities	(9,718)	(17,094)	(11,444)
Purchase of equity securities	(15,684)	-	-
Proceeds from redemption of other securities	3,769	14,466	1,237
Net (increase)/decrease in loans	(232,716)	(227,896)	(326,113)
Net changes to premises and equipment	(3,325)	(3,688)	(15,522)
Bank-owned life insurance - death proceeds	600	221	1,630
Purchase of bank owned life insurance	(8,100)	-	-
Proceeds from sale of other real estate owned	1,582	3,069	8,930
Proceeds from sale of premises and equipment	430	1,416	712
Cash received in excess of cash paid for acquisition	-	106,793	23,939

THE FIRST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

Continued:
	2024	2023	2022
Net cash (used in) provided by investing activities	(148,302)	327,995	(706,889)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase/(decrease) in deposits	141,176	(427,481)	(223,322)
Proceeds from borrowed funds	4,032,700	7,600,043	2,055,401
Repayment of borrowed funds	(4,212,700)	(7,340,143)	(1,950,301)
Dividends paid on common stock	(30,664)	(27,550)	(16,275)
Cash paid to repurchase common stock	-	-	(22,180)
Repurchase of restricted stock for payment of taxes	(2,275)	(361)	(683)
Principal payment on finance lease liabilities	(183)	(179)	(176)
Called/repayment of subordinated debt	-	(31,000)	-
Net cash (used in) financing activities	(71,946)	(226,671)	(157,536)

Net change in cash and cash equivalents	(134,736)	209,832	(774,398)
Cash and cash equivalents at beginning of year	355,147	145,315	919,713
Cash and cash equivalents at end of year	$220,411	$355,147	$145,315

Supplemental disclosures:

Cash paid during the year for:
Interest	$127,166	$51,101	$16,932
Income taxes, net of refunds	16,548	16,084	7,194

Non-cash activities:
Transfers of loans to other real estate	2,254	6,602	2,560
Transfer of securities available-for-sale to held-to-maturity	-	-	139,598
Issuance of restricted stock grants	165	168	130
Stock issued in connection with BBI acquisition	-	-	101,469
Stock issued in connection with HSBI acquisition	-	221,522	-
Dividends on restricted stock grants	497	380	249
Right-of-use assets obtained in exchange for operating lease liabilities	884	817	2,698
Lease liabilities arising from BBI acquisition	-	-	3,390
Lease liabilities arising from HSBI acquisition	-	184	-

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - NATURE OF BUSINESS
The First Bancshares, Inc. (the “Company”) is a bank holding company whose business is primarily conducted by its wholly-owned subsidiary, The First Bank (the “Bank”), formerly known as The First, A National Banking Association. The Bank provides a full range of banking services in its primary market area of Mississippi, Louisiana, Alabama, Florida, and Georgia. The Company is regulated by the Federal Reserve Bank. Its subsidiary bank is currently subject to the regulation of the Federal Reserve Bank and the Mississippi Department of Banking and Consumer Finance, and was previously subject to the regulation of the OCC.
On January 15, 2022, the Bank, then named The First, A National Banking Association, converted from a national banking association to a Mississippi state-chartered bank and changed its name to The First Bank. The First Bank is a member of the Federal Reserve System through the Federal Reserve Bank of Atlanta. The charter conversion and name change are expected to have only a minimal impact on the Bank’s clients, and deposits will continue to be insured by the Federal Deposit Insurance Corporation up to the applicable limits.
On May 17, 2024, the Company, acting pursuant to authorization from its Board of Directors, provided written notice to the Nasdaq of its determination to voluntarily withdraw the principal listing of the Company's voting common stock, $1.00 par value per share (the “Common Stock”), from Nasdaq and transfer the listing to the NYSE. The listing and trading of the Common Stock on Nasdaq ended at market close on May 29, 2024, and trading commenced on the NYSE at market open on May 30, 2024. The Common Stock is traded on the NYSE under the symbol “FBMS”.
The principal products produced, and services rendered by the Company and are as follows:
Commercial Banking - The Company provides a full range of commercial banking services to corporations and other business customers. Loans are provided for a variety of general corporate purposes, including financing for commercial and industrial projects, income producing commercial real estate, owner-occupied real estate and construction and land development. The Company also provides deposit services, including checking, savings and money market accounts and certificate of deposit as well as treasury management services.
Consumer Banking - The Company provides banking services to consumers, including checking, savings, and money market accounts as well as certificate of deposit and individual retirement accounts. In addition, the Company provides consumers with installment and real estate loans and lines of credit.
Mortgage Banking - The Company provides residential mortgage banking services, including construction financing, for conventional and government insured home loans to be sold in the secondary market.
NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The Company and the Bank follow accounting principles generally accepted in the United States of America including, where applicable, general practices within the banking industry.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for credit losses, and deferred tax assets.

Debt Securities
Investments in debt securities are accounted for as follows:
Available-for-Sale Securities
Debt securities classified as available-for-sale (“AFS”) are those securities that are intended to be held for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including movements in interest rates, liquidity needs, security risk assessments, changes in the mix of assets and liabilities and other similar factors. These securities are carried at their estimated fair value, and the net unrealized gain or loss is reported as component of accumulated other comprehensive income (loss), net of tax, in stockholders’ equity, until realized. Premiums and discounts are recognized in interest income using the interest method. The Company evaluates all securities quarterly to determine if any securities in a loss position require a provision for credit losses in accordance with ASC 326, Measurement of Credit Losses on Financial Instruments. Gains and losses on the sale of available-for-sale securities are determined using the adjusted cost of the specific security sold. AFS securities are placed on nonaccrual status at the time any principal to interest payments become 90 days delinquent or if full collection of interest or principal becomes uncertain. Accrued interest for a security placed on nonaccrual is reversed against interest income. There was no accrued interest related to AFS securities reversed against interest income for the years ended December 31, 2024, 2023, and 2022.
Allowance for Credit Losses - Available-for-Sale Securities
For AFS debt securities in an unrealized loss position, the Company first assesses whether it intends to sell or is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For securities that do not meet these criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, the Company considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income. Changes in the allowance for credit losses are recorded as provision for (or reversal of) credit loss expense. Losses are charged against the allowance when management believes the uncollectability of a security is confirmed or when either of the criteria regarding intent or requirement to sell is met.
Accrued interest receivable is excluded from the estimate of credit losses for securities AFS.
Securities to be Held-to-Maturity
Debt securities classified as held-to-maturity (“HTM”) are those securities for which there is a positive intent and ability to hold to maturity. These securities are carried at cost adjusted for amortization of premiums and accretion of discounts, computed by the interest method. Gain and losses on the sales are determined using the adjusted cost of the specific security sold. HTM securities are placed on nonaccrual status at the time any principal to interest payments become 90 days delinquent or if full collection of interest or principal becomes uncertain. Accrued interest for a security placed on nonaccrual is reversed against interest income. There was no accrued interest related to HTM securities reversed against interest income for the years ended December 31, 2024, 2023, and 2022.
Allowance for Credit Losses - Held-to-Maturity Securities
Management measures expected credit losses on HTM debt securities on a pooled basis. That is, for pools of such securities with common risk characteristics, the historical lifetime probability of default and severity of loss in the event of default is derived or obtained from external sources and adjusted for the expected effects of reasonable and supportable forecasts over the expected lives of the securities.
Expected credit losses on each security in the HTM portfolio that does not share common risk characteristics with any of the identified pools of debt securities are individually measured based on net realizable value, of the difference between the discounted value of the expected future cash flows, based on the original effective interest rate, and the recorded amortized cost basis of the security. It is expected that U.S. Treasury and residential mortgage-backed securities issued by the U.S. government, or agencies thereof, will not be settled at prices less than the amortized cost bases of the securities as such securities are backed by the full faith and credit of and/or guaranteed by the U.S. government. Accordingly, no allowance for credit losses has been recorded for these securities.
Loss forecasts for HTM debt securities utilize Moody's municipal and corporate database, based on a scenario-conditioned probability of default and loss rate platform. The core of the stressed default probabilities and loss rates is based on the methodological relationship between key macroeconomic risk factors and historical defaults over nearly 50 years. Loss forecasts for structured HTM securities utilize VeriBanc's Estimated CAMELS Rating and the Modified Texas Ratio for each piece of underlying collateral and are applied to Intex models for the underlying assets cashflow resulting in collateral cashflow forecasts. These securities are assumed not to share similar risk characteristics due to the heterogeneous nature of the underlying collateral. As a result of this evaluation, management determined that the expected credit losses associated with these securities is not significant for financial reporting purposes and therefore, no allowance for credit losses has been recognized during the years ended December 31, 2024 and 2023.
Accrued interest receivable is excluded from the estimate of credit losses for securities HTM.
Trading Account Securities
Trading account securities are those securities which are held for the purpose of selling them at a profit. There were no trading account securities at December 31, 2024 and 2023.
Equity Securities
Equity securities are carried at fair value, with changes in fair value reported in net income. Equity securities without readily determinable fair values are carried at cost, minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment.
Other Securities
Other securities are carried at cost and are restricted in marketability. Other securities consist of investments in the FHLB, Federal Reserve Bank and First National Bankers’ Bankshares, Inc. Management reviews for impairment based on the ultimate recoverability of the cost basis.
Shares of FHLB, Federal Reserve Bank and First National Bankers’ Bankshares, Inc. common stock are equity securities that do not have a readily determinable fair value because their ownership is restricted and lacks marketability. The common stock is carried at cost and evaluated for impairment. The Company’s investment in member bank stock is included in other securities in the accompanying consolidated balance sheets. Management reviews for impairment based on the ultimate recoverability of the cost basis. No impairment was noted for the years ended December 31, 2024, 2023 and 2022.
Interest Income on Investments
Interest income includes amortization of purchase premiums or discounts. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.
A debt security is placed on nonaccrual status at the time any principal or interest payments become 90 days past due. Interest accrued but not received for a security placed in nonaccrual is reversed against interest income.
Loans Held for Sale (LHFS)
The Bank originates fixed rate single family, residential first mortgage loans on a presold basis. The Bank issues a rate lock commitment to a customer and concurrently “locks in” with a secondary market investor under a best efforts delivery mechanism. Such loans are sold without the mortgage servicing rights being retained by the Bank. The terms of the loan are dictated by the secondary investors and are transferred within several weeks of the Bank initially funding the loan. The Bank recognizes certain origination fees and service release fees upon the sale, which are included in other income on loans in the consolidated statements of income. Between the initial funding of the loans by the Bank and the subsequent purchase by the investor, the Bank carries the loans held for sale at fair value in the aggregate as determined by the outstanding commitments from investors.
Loans Held for Investment (LHFI)
LHFI that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are carried at the principal amount outstanding, net of the allowance for credit losses, unearned income, any unamortized deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Interest income on loans is recognized based on the principal balance outstanding and the stated rate of the loan and is excluded from the estimate of credit losses. Interest income is accrued in the unpaid principal balance. Loan origination fees and certain direct origination costs are deferred and recognized as an adjustment of the related loan yield using the interest method. Premiums and discounts on purchased loans not deemed purchase credit deteriorated are deferred and amortized as a level yield adjustment over the respective term of the loan.
Under ASC 326-20-30-2, if the Bank determines that a loan does not share risk characteristics with its other financial assets, the Bank shall evaluate the financial asset for expected credit losses on an individual basis. Factors considered by management in determining impairment include payment status, collateral values, and the probability of collecting scheduled payments of principal and interest when due. Generally, impairment is measured on a loan by loan basis using the fair value of the supporting collateral.
Loans are generally placed on a nonaccrual status, and the accrual of interest on such loan is discontinued, when principal or interest is past due 90 days or when specifically determined to be impaired unless the loan is well-secured and in the process of collection. When a loan is placed on nonaccrual status, interest accrued but not received is generally reversed against interest income. If collectability is in doubt, cash receipts on nonaccrual loans are used to reduce principal rather than recorded in interest income. Past due status is determined based upon contractual terms. Loans are returned to accrual status when the obligation is brought current or has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt.
Allowance for Credit Losses (ACL)
The ACL represents the estimated losses for financial assets accounted for on an amortized cost basis. Expected losses are calculated using relevant information, from internal and external sources, about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Historical credit loss experience provides the basis for the estimation of expected credit losses. Adjustments to historical loss information are made for differences in current risk characteristics such as differences in underwriting standards, portfolio mix, delinquency level, or term as well as for changes in environment conditions, such as changes in unemployment rates, property values, or other relevant factors. Management may selectively apply external market data to subjectively adjust the Company’s own loss history including index or peer data. Expected losses are estimated over the contractual term of the loans, adjusted for expected prepayments. The contractual term excludes expected extensions, renewals, and modifications. Loans are charged-off against the allowance when management believes the uncollectibility of a loan balance is confirmed and recoveries are credited to the allowance when received. Expected recoveries amounts may not exceed the aggregate of amounts previously charged-off.
The ACL is measured on a collective basis when similar risk characteristics exist. Generally, collectively assessed loans are grouped by call code (segments). Segmenting loans by call code will group loans that contain similar types of collateral, purposes, and are usually structured with similar terms making each loan’s risk profile very similar to the rest in that segment. Each of these segments then flows up into one of the four bands (bands), Commercial, Financial, and Agriculture, Commercial Real Estate, Consumer Real Estate, and Consumer Installment. In accordance with the guidance in ASC 326, the Company has defined its LHFI portfolio segments and related loan classes based on the level at which risk is monitored within the ACL methodology. Construction loans for 1-4 family residential properties with a call code 1A1, and other construction, all land development and other land loans with a call code 1A2 were previously separated between the Commercial Real Estate or Consumer Real Estate bands based on loan type code. Under our ASC 326 methodology 1A1 loans are all defined as part of the Consumer Real Estate band and 1A2 loans are all defined as part of the Commercial Real Estate Band.
The probability of default (“PD”) calculation analyzes the historical loan portfolio over the given lookback period to identify, by segment, loans that have defaulted. A default is defined as a loan that has moved to past due 90 days and greater, nonaccrual status, or experienced a charge-off during the period. The model observes loans over a 12-month window, detecting any events previously defined. This information is then used by the model to calculate annual iterative count-based PD rates for each segment. This process is then repeated for all dates within the historical data range. These averaged PDs are used for an immediate reversion back to the historical mean. The historical data used to calculate this input was captured by the Company from 2009 through the most recent quarter end.
The Company utilizes reasonable and supportable forecasts of future economic conditions when estimating the ACL on loans. The model’s calculation also includes a 24-month forecasted PD based on a regression model that calculated a comparison of the Company’s historical loan data to various national economic metrics during the same periods. The results showed the Company’s past losses having a high rate of correlation to unemployment, both regionally and nationally. Using this information, along with the most recently published Wall Street Journal survey of sixty economists’ forecasts predicting unemployment rates out over the next eight quarters, a corresponding future PD can be calculated for the forward-looking 24-month period. This data can also be used to predict loan losses at different levels of stress, including a baseline, adverse and severely adverse economic condition. After the forecast period, PD rates revert to the historical mean of the entire data set.
The loss given default (“LGD”) calculation is based on actual losses (charge-offs, net recoveries) at a loan level experienced over the entire lookback period aggregated to get a total for each segment of loans. The aggregate loss amount is divided by the exposure at default to determine an LGD rate. Defaults occurring during the lookback period are included in the denominator, whether a loss occurred or not and exposure at default is determined by the loan balance immediately preceding the default event. If there is not a minimum of five past defaults in a loan segment, or less than 15.0% calculated LGD rate, or the total balance at default is less than 1% of the balance in the respective call code as of the model run date, a proxy index is used. This index is proprietary to the Company’s ACL modeling vendor derived from loss data of other client institutions similar in organization structure to the Company. The vendor also provides a “crisis” index derived from loss data between the post-recessionary years of 2008-2013 that the Company uses.
The model then uses these inputs in a non-discounted version of discounted cash flow (“DCF”) methodology to calculate the quantitative portion of estimated losses. The model creates loan level amortization schedules that detail out the expected monthly payments for a loan including estimated prepayments and payoffs. These expected cash flows are discounted back to present value using the loan’s coupon rate instead of the effective interest rate. On a quarterly basis, the Company uses internal credit portfolio data, such as changes in portfolio volume and composition, underwriting practices, and levels of past due loans, nonaccruals and classified assets along with other external information not used in the quantitative calculation to determine if any subjective qualitative adjustments are required so that all significant risks are incorporated to form a sufficient basis to estimate credit losses.
ASC 326 requires that a loan be evaluated for losses individually and reserved for separately, if the loan does not share similar risk characteristics to any other loan segments. The Company’s process for determining which loans require specific evaluation follows the standard and is two-fold. All non-performing loans, including nonaccrual loans and loans considered to be purchased credit deteriorated (“PCD”), are evaluated to determine if they meet the definition of collateral dependent under the new standard. These are loans where no more payments are expected from the borrower, and foreclosure or some other collection action is probable. Secondly, all non-performing loans that are not considered to be collateral dependent but are 90 days or greater past due and/or have a balance of $500 thousand or greater, will be individually reviewed to determine if the loan displays similar risk characteristic to substandard loans in the related segment.
The Company adopted ASU No. 2022-02 effective January 1, 2023. These amendments eliminate the TDR recognition and measurement guidance and enhanced disclosures for loan modifications to borrowers experiencing financial difficulty.
Prior to the adoption of ASU 2022-02, TDRs are loans for which the contractual terms on the loan have been modified and both of the following conditions exist: (1) the borrower is experiencing financial difficulty and (2) the restructuring constitutes a concession. Concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection. The Company assesses all loan modifications to determine whether they constitute a TDR.

Purchased Credit Deteriorated Loans
The Company purchases individual loans and groups of loans, some of which have shown evidence of credit deterioration since origination. These PCD loans are recorded at the amount paid. It is the Company’s policy that a loan meets this definition if it is adversely risk rated as Non-Pass (Special Mention, Substandard, Doubtful or Loss) including nonaccrual. An allowance for credit losses is determined using the same methodology as other loans held for investment. The initial allowance for credit losses determined on a collective basis is allocated to individual loans. The sum of the loan’s purchase price and allowance for credit losses becomes its initial amortized cost basis. The difference between the initial amortized cost basis and the par value of the loan is a noncredit discount or premium, which is amortized into interest income over the life of the loan. Subsequent changes to the allowance for credit losses are recorded through provision expense.
The Company continues to maintain segments of loans that were previously accounted for under ASC 310-30 Accounting for Purchased Loans with Deteriorated Credit Quality and will continue to account for these segments as a unit of account unless the loan is collateral dependent. PCD loans that are collateral dependent will be assessed individually. Loans are only removed from the existing segments if they are written off, paid off, or sold. Upon adoption of ASC 326, the allowance for credit losses was determined for each segment and added to the band’s carrying amount to establish a new amortized cost basis. The difference between the unpaid principal balance of the segment and the new amortized cost basis is the noncredit premium or discount, which will be amortized into interest income over the remaining life of the segment. Changes to the allowance for credit losses after adoption are recorded through provision expense.
Premises and Equipment
Premises and equipment are stated at cost, less accumulated depreciation. The depreciation policy is to provide for depreciation over the estimated useful lives of the assets using the straight-line method. Repairs and maintenance expenditures are charged to operating expenses; major expenditures for renewals and betterments are capitalized and depreciated over their estimated useful lives. Upon retirement, sale, or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and any gains or losses are included in operations. Building and related components are depreciated using the straight-line method with useful lives ranging from 10 to 39 years. Furniture, fixtures, and equipment are depreciated using the straight-line (or accelerated) method with useful lives ranging from 3 to 10 years.
Other Real Estate Owned
Other real estate owned consists of properties acquired through foreclosure and as held for sale property, are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. Physical possession of residential real estate property collateralizing a consumer mortgage loan occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure or through similar legal agreement. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operation costs after acquisition are expensed. Any write-down to fair value required at the time of foreclosure is charged to the allowance for credit losses. Subsequent gains or losses on other real estate are reported in other operating income or expenses. At December 31, 2024 and 2023, other real estate owned totaled $7.9 million and $8.3 million, respectively.
Goodwill and Other Intangible Assets
Goodwill arises from business combinations and is determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of any net assets acquired and liabilities assumed as of the acquisition date. Goodwill acquired in a business combination and determined to have an indefinite useful life is not amortized but tested for impairment at least annually or more frequently if events and circumstances exists that indicate that a goodwill impairment test should be performed. The Company will perform a qualitative assessment to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of the reporting unit is less than the carrying amount. If, based on the evaluation, it is determined to be more likely than not that the fair value is less than the carrying value, a quantitative test for impairment is performed and is measured as the amount by which the carrying amount of the reporting unit, including goodwill, exceeds its fair value. The Commercial/Retail Bank segment of the Company is the only reporting unit for which the goodwill analysis is prepared. Intangible assets with finite useful lives are amortized over their estimated useful lives to their estimated residual values. Goodwill is the only intangible asset with an indefinite life on our balance sheet.
The change in goodwill during the year is as follows:

($ in thousands)	2024	2023	2022
Beginning of year	$272,520	$180,254	$156,663
Acquired goodwill	-	92,266	23,591
End of year	$272,520	$272,520	$180,254
Other intangible assets consist of core deposit intangible assets arising from whole bank and branch acquisitions and are amortized on a straight-line basis over a 10-year average life. Such assets are periodically evaluated as to the recoverability of carrying values. The definite-lived intangible assets had the following carrying values at December 31, 2024 and 2023:

($ in thousands)
2024	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Core deposit intangibles	$99,071	$(39,793)	$59,278

2023
Core deposit intangibles	$99,071	$(30,259)	$68,812
The related amortization expense of business combination related intangible assets is as follows:

($ in thousands)	Amount
Aggregate amortization expense for the year ended December 31:
2022	$4,664
2023	9,563
2024	9,533

Amount
Estimated amortization expense for the year ending December 31:
2025	$9,518
2026	9,518
2027	9,185
2028	8,193
2029	6,522
Thereafter	16,342
Total amortization expense	$59,278
Cash Surrender Value of Life Insurance
The Company invests in bank owned life insurance (“BOLI”). BOLI involves the purchase of life insurance by the Company on a chosen group of employees. The Company is the owner of the policies and, accordingly, the cash surrender value of the policies is reported as an asset, and increases in cash surrender values are reported as income.

Deferred Financing Costs
Financing costs related to the issuance of junior subordinated debentures are being amortized over the life of the instruments and are included in other liabilities.
Restricted Stock
The Company accounts for stock-based compensation in accordance with ASC Topic 718, Compensation - Stock Compensation. Compensation cost is recognized for all restricted stock granted based on the weighted average fair value stock price at the grant date.
Treasury Stock
Common stock shares repurchased are recorded at cost. Cost of shares retired or reissued is determined using the first-in, first-out method.
Income Taxes
The Company and its subsidiary file consolidated income tax returns. The subsidiary provides for income taxes on a separate return basis and remits to the Company amounts determined to be payable.
Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently payable plus deferred taxes related primarily to differences between the bases of assets and liabilities as measured by income tax laws and their bases as reported in the financial statements. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Interest and/or penalties related to income taxes are reported as a component of income tax expense.
ASC Topic 740, Income Taxes, provides guidance on financial statement recognition and measurement of tax positions taken, or expected to be taken, in tax returns. ASC Topic 740 requires an evaluation of tax positions to determine if the tax positions will more likely than not be sustainable upon examination by the appropriate taxing authority. The Company, at December 31, 2024 and 2023, had no uncertain tax positions that qualify for either recognition or disclosure in the financial statements.
Advertising Costs
Advertising costs are expensed in the period in which they are incurred. Advertising expense for the years ended December 31, 2024, 2023 and 2022, was $445 thousand, $833 thousand, and $393 thousand, respectively.
Statements of Cash Flows
Cash and cash equivalents include cash, deposits with other financial institutions with maturities fewer than 90 days, federal funds sold, and collateral identified as “restricted cash” related to the Company's back-to-back SWAP transactions. At December 31, 2024 and December 31, 2023, the Company had $650 thousand and $500 thousand, respectively, of restricted cash. Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits in other financial institutions, and federal funds purchased and repurchase agreements.
Off-Balance Sheet Financial Instruments
In the ordinary course of business, the subsidiary bank enters into off-balance sheet financial instruments consisting of commitments to extend credit, credit card lines and standby letters of credit. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded in the financial statements when they are funded.
ACL on Off-Balance Sheet Credit (OBSC) Exposures
Under ASC 326, the Company is required to estimate expected credit losses for OBSC which are not unconditionally cancellable. The Company estimates expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit unless that obligation is unconditionally cancellable by the Company. The ACL on OBSC exposures is adjusted as a provision for credit loss expense. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life. Expected credit losses related to OBSC exposures are presented as a liability.
Earnings Available to Common Stockholders
Per share amounts are presented in accordance with ASC Topic 260, Earnings Per Share. Under ASC Topic 260, two per share amounts are considered and presented, if applicable. Basic per share data is calculated based on the weighted-average number of common shares outstanding during the reporting period. Diluted per share data includes any dilution from securities that may be converted into common stock, such as outstanding restricted stock. There were no anti-dilutive common stock equivalents excluded in the calculations.
The following tables disclose the reconciliation of the numerators and denominators of the basic and diluted computations available to common stockholders.

($ in thousands, except per share amount)
December 31, 2024	Net Income (Numerator)	Weighted Average Shares (Denominator)	Per Share Amount
Basic per common share	$77,194	31,505,267	$2.45
Effect of dilutive shares:
Restricted Stock	-	117,206
	$77,194	31,622,473	$2.44

December 31, 2023
Basic per common share	$75,457	31,373,718	$2.41
Effect of dilutive shares:
Restricted Stock	-	192,073
	$75,457	31,565,791	$2.39

December 31, 2022
Basic per common share	$62,919	22,023,595	$2.86
Effect of dilutive shares:
Restricted Stock	-	141,930
	$62,919	22,165,525	$2.84
The diluted per share amounts were computed by applying the treasury stock method.
Comprehensive Income
Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on available-for-sale which are also recognized as separate components of equity.
Mergers and Acquisitions
Business combinations are accounted for under ASC 805, “Business Combinations”, using the acquisition method of accounting. The acquisition method of accounting requires an acquirer to recognize the assets acquired and the liabilities assumed at the acquisition date measured at their fair values as of that date. To determine the fair values, the Company relies on third party valuations, such as appraisals, or internal valuations based on discounted cash flow analyses or other valuation techniques. Acquisition-related costs are costs the Company incurs to affect a business combination. Those costs include advisory, legal, accounting, valuation, and other professional or consulting fees. Some other examples of costs to the Company include systems conversion, integration planning consultants and advertising costs. The Company accounts for acquisition-related costs as expenses in the periods in which the costs are incurred and the services are received, with one exception. The costs to issue debt or equity securities is recognized in accordance with other applicable GAAP. These acquisition-related costs have been and will be included within the Consolidated Statements of Income classified within the non-interest expense caption.

Derivative Financial Instruments
The Company enters into interest rate swap agreements primarily to facilitate the risk management strategies of certain commercial customers. The interest rate swap agreements entered into by the Company are all entered into under what is referred to as a back-to-back interest rate swap, as such, the net positions are offsetting assets and liabilities, as well as income and expenses. All derivative instruments are recorded in the consolidated statement of financial condition at their respective fair values, as components of other assets and other liabilities. Under a back-to-back interest rate swap program, the Company enters into an interest rate swap with the customer and another offsetting swap with a counterparty. The result is two mirrored interest rate swaps, absent a credit event, which will offset in the financial statements. These swaps are not designated as hedging instruments and are recorded at fair value in other assets and other liabilities. The change in fair value is recognized in the income statement as other income and fees.
In addition, the Company will enter into risk participation agreements that are derivative financial instruments and are recorded at fair value. These derivatives are not designated as hedges and therefore, changes in fair value are recorded directly through earnings at each reporting period. Under a risk participation-out agreement, a derivative asset, the Company participates out a portion of the credit risk associated with the interest rate swap position executed with the commercial borrower, for a fee paid to the participating bank. Under a risk participation-in agreement, a derivative liability, the Company assumes, or participates in, a portion of the credit risk associated with the interest rate swap position with the commercial borrower, for a fee received from the other bank.
Entering into derivative contracts potentially exposes the Company to the risk of counterparties' failure to fulfill their legal obligations, including, but not limited to, potential amounts due or payable under each derivative contract. Notional principal amounts are often used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller. The Company assesses the credit risk of its dealer counterparties by regularly monitoring publicly available credit rating information, evaluating other market indicators, and periodically reviewing detailed financials.
The Company records the fair value of its interest rate swap contracts separately within other assets and other liabilities as current accounting rules do not permit the netting of customer and counterparty fair value amounts in the consolidated statement of financial condition.
Investment in Limited Partnership
The Company invested $4.4 million in a limited partnership that provides low-income housing. The Company is not the general partner and does not have controlling ownership. The carrying value of the Company’s investment in the limited partnership was $739 thousand at December 31, 2024 and $1.2 million at December 31, 2023, net of amortization, using the proportional method and is reported in other assets on the Consolidated Balance Sheets. The Company’s maximum exposure to loss is limited to the carrying value of its investment. The Company received $481 thousand in low-income housing tax credits during 2024, 2023 and 2022.
U.S. Treasury Awards
During the third quarter of 2023, The Bank received $6.2 million in funds as part of the Community Development Financial Institutions Fund. This award was distributed as part of the CDFI Equitable Recovery Program (CDFI ERP). This award is to provide funding to expand lending, grant making and investment activities in low- or moderate-income communities and to borrowers that have significant unmet capital and financial service needs. As part of the agreement with CDFI ERP, the Bank has annual reporting requirements, performance goals and related measures that the Bank must achieve during the period of performance. These are reported to the CDFI ERP through various schedules and reports required by the program. In addition, the award must be expended in certain Program Activities and/or Operations Support Activities as described and defined in the CDFI ERP agreement. The total amount of the award must expended in accordance with the CDFI ERP guidelines, with at least 60% utilized by December 31, 2026, at least 80% by December 31, 2027, and full expenditure by December 31, 2028. The Bank intends to expense the award on Financial Products (i.e. loans) and Grants which fall under the Program Activities section as defined in the CDFI ERP agreement. The Bank accounts for the CDFI ERP using ASC 958-605. Although the scope of ASC 958-605 excludes for-profit entities, the FASB staff has concluded that for-profit entities may apply this guidance when appropriate and that the award should be accounted for as other non-interest income as permitted by GAAP.
During the fourth quarter of 2024, the Bank received $280 thousand for the Bank Enterprise Award Program (“BEA Program”) from the CDFI Fund. The BEA program awards FDIC insured depository institutions for increasing their investments and support of CDFIs and advancing their community development financing and service activities in the most economically distressed communities.
Operating Segments
The Company’s reportable segments are determined by the Chief Financial Officer, who is the designated chief operating decision maker, based upon information provided about the Company’s products and services offered, primarily distinguished between banking and mortgage banking operations. A third operating segment, Holding Company, is for the most part the parent holding company, as well as certain other insignificant non-bank subsidiaries of the parent that, for the most part have little or no activity. They are also distinguished by the level of information provided to the chief operating decision maker, who uses such information to review performance of various components of the business, which are then aggregated if operating performance, products/services, and customers are similar. The chief operating decision maker evaluates the financial performance of the Company’s business components such as evaluating revenue streams, significant expenses and budget to actual results, in assessing the performance of the Company’s reportable segments and in the determination of allocating resources. Segment pretax profit or loss is used to assess the performance of the banking segment by monitoring the margin between interest revenue and interest expense. Segment pretax profit or loss is used to assess the performance of the mortgage banking segment by monitoring the premium received on loan sales. Loans, investments, and deposits provide the revenues in the banking operation. Loans, and deposits provide the revenues in mortgage banking, and loan sales provide the revenues in mortgage banking. Interest expense, provisions for credit losses, and payroll provide the significant expenses in the banking operation, payroll expenses provide the significant expenses in mortgage banking, and interest expense, employee benefits, and acquisition expenses provide the significant expenses for the holding company operations. All operations are domestic. Segment performance is evaluated using income before income taxes. Indirect expenses are allocated on revenue. Transactions among segments are made at fair value. Information reported internally for performance assessment by the chief operating decision maker follows, inclusive of reconciliations of significant segment totals to the financial statements. The Company is considered to have three principal business segments the Commercial/Retail Bank, the Mortgage Banking Division, and the Holding Company.
Reclassifications
Certain reclassifications have been made to the 2023 and 2022 financial statements to conform with the classifications used in 2024. These reclassifications did not impact the Company’s consolidated financial condition or results of operations.
Accounting Standards
Effect of Recently Adopted Accounting Standards
In March 2023, FASB issued ASU No. 2023-01, Leases (Topic 842) - “Common Control Arrangements.” This ASU requires entities to determine whether a related party arrangement between entities under common control is a lease. If the arrangement is determined to be a lease, an entity must classify and account for the lease on the same basis as an arrangement with a related party. The ASU requires all entities to amortize leasehold improvements associated with common control leases over the useful life to the common control group. The Company adopted ASU 2023-01 effective January 1, 2024, which did not have a material impact on the Company's consolidated financial statements.
In March 2023, FASB issued ASU No. 2023-02, Investments - Equity Method and Joint Venture (Topic 323): “Accounting for Investments in Tax Credit Structures Using the Proportional Amortization Method.” These amendments allow reporting entities to elect to account for qualifying tax equity investments using the proportional amortization method, regardless of the program giving rise to the related income tax credits. The Company adopted ASU 2023-02 effective January 1, 2024, which did not have a material impact on the Company's consolidated financial statements.
In November 2023, FASB issued ASU No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” This ASU amends the ASC to improve reportable segment disclosure requirements primarily through enhanced disclosures about significant segment expenses. The key amendments: 1. Require that a public entity disclose, on an annual and interim basis, significant segment expenses that are regularly provided to the chief operating decision maker (CODM) and included within each reported measure of segment profit or loss. 2. Require that a public entity disclose, on an annual and interim basis, an amount for other segment items by reportable segment and a description of its composition. The other segment items category is the difference between segment revenue less the significant expenses disclosed and each reported measure of segment profit or loss. 3. Require that a public entity provide all annual disclosures about a reportable segment's profit or loss and assets currently required by FASB ASU Topic 280, Segment Reporting, in interim periods. 4. Clarify that if the CODM uses more than one measure of a segment's profit or loss in assessing segment performance and deciding how to allocate resources, a public entity may report one or more of those additional measures of segment profit. However, at least one the reported segment profit or loss measures (or the single reported measure, if only one is disclosed) should be the measure that is most consistent with the measurement principles used in measuring the corresponding amounts in the public entity's consolidated financial statements. 5. Require that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. 6. Require that a public entity that has a single reportable segment provide all the disclosures required by the amendments in the ASU and all existing segment disclosures in Topic 280. The Company adopted ASU 2023-07 effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. This guidance did not have a material impact on the Company's consolidated financial statements.
New Accounting Standards That Have Not Yet Been Adopted
In December 2023, FASB issued ASU No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures.” This ASU requires that public business entities on an annual basis (1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than 5 percent of the amount computed by multiplying pretax income (or loss) by the applicable statutory income tax rate). The ASU requires that all entities disclose on an annual basis the following information about income taxes paid: 1. The amount of income taxes paid (net of refunds received) disaggregated by federal (national), state, and foreign taxes. 2. The amount of income taxes paid (net of refunds received) disaggregated by individual jurisdictions in which income taxes paid (net of refunds received) is equal to or greater than 5 percent of total income taxes paid (net of refunds received). The ASU also requires that all entities disclose the following information: 1. Income (or loss) from continuing operations before income tax expense (or benefit) disaggregated between domestic and foreign. 2. Income tax expense (or benefit) from continuing operations disaggregated by federal (national), state, and foreign. This ASU is effective for annual periods beginning after December 15, 2024. This guidance is not expected to have a material impact on the Company's consolidated financial statements.
In November 2024, FASB issued ASU No. 2024-03, “Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosure (Subtopic 220-40): Disaggregation of Income Statement Expenses.” This ASU requires public companies to disclose, in the notes to financial statements, specified information and certain costs and expenses at each interim and annual reporting period. This ASU is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. This guidance is not expected to have a material impact on the Company’s consolidated financial statements.
NOTE C - BUSINESS COMBINATIONS
The Company accounts for its business combinations using the acquisition method and accordingly, records business combinations at their estimated fair values on the acquisition date. The Company generally records provisional amounts at the time of an acquisition based on the information available. These provisional estimates of fair values may be adjusted for a period of up to one year from the acquisition date if new information is obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date. Adjustments recorded during this period are recognized in the current reporting period. The excess cost over fair value of net assets acquired is recorded as goodwill. Core deposit intangibles are a measure of the value of checking, money market and savings deposits acquired in business combinations accounted for under the acquisition method. Core deposit intangibles and other identified intangibles with finite useful lives are amortized using the straight-line method over their estimated useful lives of up to 10 years.
Financial assets acquired in a business combination after January 1, 2021, are recorded in accordance with ASC 326. Loans that the Company acquires in connection with acquisitions are recorded at fair value with no carryover of the related allowance for credit losses. PCD loans that have experienced more than insignificant credit deterioration since origination are recorded at the amount paid. The ACL is determined on a collective basis and is allocated to the individual loans. The sum of the loan’s purchase price and ACL becomes its initial amortized cost basis. The difference between the initial amortized cost basis and the par value of the loan is a noncredit discount or premium, which is amortized into interest income over the life of the loan. Non-PCD loans are acquired that have experienced no or insignificant deterioration in credit quality since origination. The difference between the fair value and outstanding balance of the non-PCD loans is recognized as an adjustment to interest income over the lives of the loan.
Acquisitions
Heritage Southeast Bank
On January 1, 2023, the Company completed its acquisition of HSBI, pursuant to an Agreement and Plan of Merger dated July 27, 2022, by and between the Company and HSBI (the “HSBI Merger Agreement”). Upon the completion of the merger of HSBI with and into the Company, Heritage Bank, HSBI's wholly owned subsidiary, was merged with and into The First Bank. Under the terms of the HSBI Merger Agreement, each share of HSBI common stock was converted into the right to receive 0.965 of share of Company common stock. The Company paid total consideration of $221.5 million to the former HSBI shareholders as consideration in the acquisition, which included 6,920,422 shares of the Company's common stock, and $16 thousand in cash in lieu of fractional shares. The HSBI acquisition provided the opportunity for the Company to expand its operations in Georgia and the Florida panhandle.
In connection with the acquisition of HSBI, the Company recorded approximately $91.9 million of goodwill, of which $3.2 million funded the ACL for estimated losses on the acquired PCD loans, and $43.7 million core deposit intangible. Goodwill is not deductible for income taxes. The core deposit intangible will be amortized to expense over 10 years.
Expenses associated with the HSBI acquisition were $388 thousand and $4.9 million for the three months and twelve months period ended December 31, 2023, respectively. These costs included charges associated with legal and consulting expenses, which have been expensed as incurred.
The following table summarizes the finalized fair values of the assets acquired and liabilities assumed including the goodwill generated from the transaction on January 1, 2023, along with valuation adjustments that have been made since initially reported.

($ in thousands)	As Initially Reported	Measurement Period Adjustments	As Adjusted
Identifiable assets:
Cash and due from banks	$106,973	$(180)	$106,793
Investments	172,775	-	172,775
Loans	1,155,712	-	1,155,712
Core deposit intangible	43,739	-	43,739
Personal and real property	35,963	-	35,963
Other real estate owned	857	332	1,189
Bank owned life insurance	35,579	-	35,579
Deferred taxes	6,761	(632)	6,129
Interest receivable	4,349	-	4,349
Other assets	3,103	-	3,103
Total assets	1,565,811	(480)	1,565,331

Liabilities and equity:
Deposits	1,392,432	-	1,392,432
Trust Preferred	9,015	-	9,015
Other liabilities	34,271	-	34,271
Total liabilities	1,435,718	-	1,435,718
Net assets acquired	130,093	(480)	129,613
Consideration paid	221,538	-	221,538
Goodwill	$91,445	$480	$91,925

During the fourth quarter of 2023, the Company finalized its analysis and valuation adjustments have been made to cash and due from banks, other real estate owned, and deferred taxes since initially reported.
Beach Bancorp, Inc.
On August 1, 2022, the Company completed its acquisition of BBI, pursuant to an Agreement and Plan of Merger dated April 26, 2022 by and between the Company and BBI (the “BBI Merger Agreement”). Upon the completion of the merger of BBI with and into the Company, Beach Bank, BBI's wholly-owned subsidiary, was merged with and into The First Bank. Under the terms of the BBI Merger Agreement, each share of BBI common stock and each share of BBI preferred stock was converted into the right to receive 0.1711 of a share of Company common stock (the “BBI Exchange Ratio”), and all stock options awarded under the BBI equity plans were converted automatically into an option to purchase shares of Company common stock on the same terms and conditions as applicable to each such BBI option as in effect immediately prior to the effective time, with the number of shares underlying each such option and the applicable exercise price adjusted based on the BBI Exchange Ratio. The BBI merger provides the opportunity for the Company to expand its operations in the Florida panhandle and enter the Tampa market. The Company paid consideration of approximately $101.5 million to the former BBI shareholders including 3,498,936 shares of the Company's common stock and approximately $1 thousand in cash in lieu of fractional shares, and also assumed options entitling the owners thereof to purchase an additional 310,427 shares of the Company's common stock.
In connection with the acquisition of BBI, the Company recorded approximately $23.7 million of goodwill and $9.8 million core deposit intangible. Goodwill is not deductible for income taxes. The core deposit intangible will be amortized to expense over 10 years. The Company also incurred $1.3 million of provision for credit losses on credit marks from the loans acquired from Beach Bank.
Expenses associated with the BBI acquisition were $4 thousand and $1.4 million for the three months and twelve months period ended December 31, 2023, respectively. These costs included charges associated with legal and consulting expenses, which have been expensed as incurred.
The following table summarizes the finalized fair values of the assets acquired and liabilities assumed including the goodwill generated from the transaction on August 1, 2022, along with valuation adjustments that have been made since initially reported.

($ in thousands)	As Initially Reported	Measurement Period Adjustments	As Adjusted
Purchase price:
Cash and stock	$101,470	$-	$101,470
Total purchase price	101,470	-	101,470
Identifiable assets:
Cash	$23,939	$-	$23,939
Investments	22,907	(264)	22,643
Loans	482,903	2,268	485,171
Other real estate	8,797	(580)	8,217
Bank owned life insurance	10,092	-	10,092
Core deposit intangible	9,791	-	9,791
Personal and real property	13,825	(1,868)	11,957
Deferred tax asset	28,105	(970)	27,135
Other assets	9,649	(414)	9,235
Total assets	610,008	(1,828)	608,180
Liabilities and equity:
Deposits	490,588	3	490,591
Borrowings	25,000	-	25,000
Other liabilities	14,772	-	14,772
Total liabilities	530,360	3	530,363
Net assets acquired	79,648	(1,831)	77,817
Goodwill	$21,822	$1,831	$23,653

During the third quarter of 2023, the Company finalized its analysis and valuation adjustments that were made to investments, loans, other real estate, personal and real property, deferred tax asset, other assets, and deposits.
NOTE D - SECURITIES
The following table summarizes the amortized cost, gross unrealized gains, and losses, and estimated fair values of AFS securities and securities HTM at December 31, 2024 and 2023:

($ in thousands)	December 31, 2024
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale:
U.S. Treasury	$5,297	$-	$64	$5,233
Obligations of U.S. government agencies and sponsored entities	109,289	-	13,064	96,225
Tax-exempt and taxable obligations of states and municipal subdivisions	448,463	240	49,171	399,532
Mortgage-backed securities - residential	298,461	30	33,566	264,925
Mortgage-backed securities - commercial	225,892	117	18,516	207,493
Corporate obligations	31,632	37	1,774	29,895
Total available-for-sale	$1,119,034	$424	$116,155	$1,003,303
Held-to-maturity:
U.S. Treasury	$52,216	$-	$1,244	$50,972
Obligations of U.S. government agencies and sponsored entities	17,950	-	1,417	16,533
Tax-exempt and taxable obligations of states and municipal subdivisions	244,729	3,368	15,568	232,529
Mortgage-backed securities - residential	127,492	-	15,989	111,503
Mortgage-backed securities - commercial	130,552	-	13,327	117,225
Corporate obligations	10,000	-	1,487	8,513
Total held-to-maturity	$582,939	$3,368	$49,032	$537,275

($ in thousands)	December 31, 2023
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale:
U.S. Treasury	$16,985	$-	$310	$16,675
Obligations of U.S. government agencies and sponsored entities	119,868	1	14,946	104,923
Tax-exempt and taxable obligations of states and municipal subdivisions	486,293	449	48,276	438,466
Mortgage-backed securities - residential	297,735	11	34,430	263,316
Mortgage-backed securities - commercial	198,944	76	20,675	178,345
Corporate obligations	41,347	-	3,750	37,597
Other	3,055	-	12	3,043
Total available-for-sale	$1,164,227	$537	$122,399	$1,042,365
Held-to-maturity:
U.S. Treasury	$89,688	$-	$2,804	$86,884
Obligations of U.S. government agencies and sponsored entities	33,659	-	1,803	31,856
Tax-exempt and taxable obligations of states and municipal subdivisions	246,908	9,566	14,697	241,777
Mortgage-backed securities - residential	141,573	-	14,237	127,336
Mortgage-backed securities - commercial	132,711	-	12,334	120,377
Corporate obligations	10,000	-	2,286	7,714
Total held-to-maturity	$654,539	$9,566	$48,161	$615,944

ACL on Securities
Securities Available-for-Sale
Quarterly, the Company evaluates if a security has a fair value less than its amortized cost. Once these securities are identified, in order to determine whether a decline in fair value resulted from a credit loss or other factors, the Company performs further analysis as outlined below:
•    Review the extent to which the fair value is less than the amortized cost and determine if the decline is indicative of credit loss or other factors.
•    The securities that violate the credit loss trigger above would be subjected to additional analysis.
•    If the Company determines that a credit loss exists, the credit portion of the allowance will be measured using the DCF analysis using the effective interest rate. The amount of credit loss the Company records will be limited to the amount by which the amortized cost exceeds the fair value. The allowance for the calculated credit loss will be monitored going forward for further credit deterioration or improvement.
At December 31, 2024 and 2023, the results of the analysis did not identify any securities where the decline was indicative of credit loss factors; therefore, no DCF analysis was performed, and no credit loss was recognized on any of the securities AFS.
Accrued interest receivable is excluded from the estimate of credit losses for securities AFS. Accrued interest receivable totaled $5.0 million and $5.2 million at December 31, 2024 and 2023, respectively and was reported in interest receivable on the accompanying Consolidated Balance Sheet.
All AFS securities were current with no securities past due or on nonaccrual as of December 31, 2024.
Securities Held to Maturity
The potential credit loss exposure totaled $201 thousand and $205 thousand at December 31, 2024 and 2023, respectively and consisted of tax-exempt and taxable obligations of states and municipal subdivisions and corporate obligations securities. After applying appropriate probability of default (“PD”) and loss given default (“LGD”) assumptions, the total amount of current expected credit losses was deemed immaterial. Therefore, no reserve was recorded for the years ended December 31, 2024 and 2023.
Accrued interest receivable is excluded from the estimate of credit losses for securities held-to-maturity. Accrued interest receivable totaled $3.1 million and $3.4 million at December 31, 2024 and 2023, respectively and was reported in interest receivable on the accompanying Consolidated Balance Sheet.
At December 31, 2024, the Company had no securities held-to-maturity that were past due 30 days or more as to principal or interest payments. The Company had no securities held-to-maturity classified as nonaccrual for the years ended December 31, 2024 and 2023.
The Company monitors the credit quality of the debt securities held-to-maturity through the use of credit ratings. The Company monitors the credit ratings on a quarterly basis. The following table summarizes the amortized cost of debt securities held-to-maturity at December 31, 2024 and 2023, aggregated by credit quality indicators.

($ in thousands)	December 31, 2024	December 31, 2023
Aaa	$361,656	$431,527
Aa1/Aa2/Aa3	112,535	129,751
A1/A2/A3	12,273	13,902
BBB	10,000	10,000
Not rated	86,475	69,359
Total	$582,939	$654,539

The amortized cost and fair value of debt securities are shown by contractual maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

($ in thousands)	December 31, 2024
Available-for-Sale	Amortized Cost	Fair Value
Within one year	$42,008	$41,807
One to five years	127,945	121,463
Five to ten years	311,010	271,828
Beyond ten years	113,718	95,787
Mortgage-backed securities: residential	298,461	264,925
Mortgage-backed securities: commercial	225,892	207,493
Total	$1,119,034	$1,003,303
Held-to-maturity
Within one year	$28,527	$28,334
One to five years	30,868	29,360
Five to ten years	62,237	58,225
Beyond ten years	203,263	192,628
Mortgage-backed securities: residential	127,492	111,503
Mortgage-backed securities: commercial	130,552	117,225
Total	$582,939	$537,275
The proceeds from sales and calls of securities and the associated gains and losses are listed below:

($ in thousands)	2024	2023	2022
Gross gains	$47	$65	$82
Gross losses	78	9,781	164
Realized net (loss) gain	$(31)	$(9,716)	$(82)
The amortized costs of securities pledged as collateral, to secure public deposits and for other purposes, was $1.089 billion and $1.095 billion at December 31, 2024 and 2023, respectively.
The following table summarizes securities in an unrealized losses position for which an allowance for credit losses has not been recorded at December 31, 2024 and 2023. The securities are aggregated by major security type and length of time in a continuous unrealized loss position:

	2024
($ in thousands)	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale:
U.S. Treasury	$-	$-	$5,233	$64	$5,233	$64
Obligations of U.S. government agencies and sponsored entities	262	1	95,958	13,063	96,220	13,064
Tax-exempt and taxable obligations of states and municipal subdivisions	32,717	2,174	349,879	46,997	382,596	49,171
Mortgage-backed securities - residential	40,448	451	222,555	33,115	263,003	33,566
Mortgage-backed securities - commercial	33,439	942	152,532	17,574	185,971	18,516
Corporate obligations	-	-	24,858	1,774	24,858	1,774
Total available-for-sale	$106,866	$3,568	$851,015	$112,587	$957,881	$116,155
Held-to-maturity:
U.S. Treasury	$-	$-	$50,972	$1,244	$50,972	$1,244
Obligations of U.S. government agencies and sponsored entities	761	24	15,772	1,393	16,533	1,417
Tax-exempt and taxable obligations of states and municipal subdivisions	45,064	970	98,527	14,598	143,591	15,568
Mortgage-backed securities - residential	-	-	111,503	15,989	111,503	15,989
Mortgage-backed securities - commercial	892	30	116,333	13,297	117,225	13,327
Corporate obligations	-	-	8,513	1,487	8,513	1,487
Total held-to-maturity	$46,717	$1,024	$401,620	$48,008	$448,337	$49,032

	2023
	Less than 12 Months		12 Months or Longer		Total
($ in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale:
U.S. Treasury	$-	$-	$16,675	$310	$16,675	$310
Obligations of U.S. government agencies and sponsored entities	123	-	104,495	14,946	104,618	14,946
Tax-exempt and taxable obligations of states and municipal subdivisions	20,879	1,479	389,113	46,797	409,992	48,276
Mortgage-backed securities: residential	222	2	262,012	34,428	262,234	34,430
Mortgage-backed securities: commercial	2,896	52	170,256	20,623	173,152	20,675
Corporate obligations	-	-	37,597	3,750	37,597	3,750
Other	3,055	12	-	-	3,055	12
Total available-for-sale	$27,175	$1,545	$980,148	$120,854	$1,007,323	$122,399
Held-to-maturity:
U.S. Treasury	$-	$-	$86,884	$2,804	$86,884	$2,804
Obligations of U.S. government agencies and sponsored entities	747	5	31,109	1,798	31,856	1,803
Tax-exempt and taxable obligations of states and municipal subdivisions	10,472	3,949	91,480	10,748	101,952	14,697
Mortgage-backed securities - residential	-	-	127,336	14,237	127,336	14,237
Mortgage-backed securities - commercial	920	2	119,457	12,332	120,377	12,334
Corporate obligations	-	-	7,714	2,286	7,714	2,286
Total held-to-maturity	$12,139	$3,956	$463,980	$44,205	$476,119	$48,161

At December 31, 2024 and December 31, 2023, the Company’s securities portfolio consisted of 1,063 and 1,125 securities, respectively, which were in an unrealized loss position. AFS securities in unrealized loss positions are evaluated for impairment related to credit losses at least quarterly. The unrealized losses shown above are due to increases in market rates over the yields available at the time of purchase of the underlying securities and not credit quality. The Company does not intend to sell these securities and it is more likely than not that the Company will not be required to sell the investments before recovery of their amortized cost basis.
Equity Securities
In 2024, the Company made a correction of an immaterial error and moved one of its securities from AFS to Equity Securities. The equity security consists of our investment in a market-rate bond mutual fund that invests in high quality fixed income bonds, mainly government agency securities whose proceeds are designed to positively impact community development throughout the United States. The mutual fund focuses exclusively on providing affordable housing to low- and moderate-income borrowers and renters, including Majority Minority Census Tracts.
As of December 31, 2024, the Company had equity securities with carrying values totaling $15.7 million. During the twelve months ended December 31, 2024, we recognized an unrealized loss of $78 thousand in net income on our equity securities. These unrealized losses are recorded in the change in value of equity securities on the Consolidated Statements of Income.
NOTE E - LOANS
The Company uses four different categories to classify loans in its portfolio based on the underlying collateral securing each loan. The loans grouped together in each category have been determined to share similar risk characteristics with respect to credit quality. Those four categories are commercial, financial and agriculture, commercial real estate, consumer real estate, consumer installment;
Commercial, financial and agriculture - Commercial, financial and agriculture loans include loans to business entities issued for commercial, industrial, or other business purposes. This type of commercial loan shares a similar risk characteristic in that unlike commercial real estate loans, repayment is largely dependent on cash flow generated from the operation of the business.
Commercial real estate - Commercial real estate loans are grouped as such because repayment is mainly dependent upon either the sale of the real estate, operation of the business occupying the real estate, or refinance of the debt obligation. This includes both owner-occupied and non-owner occupied CRE secured loans, because they share similar risk characteristics related to these variables.
Consumer real estate - Consumer real estate loans consist primarily of loans secured by 1-4 family residential properties and/or residential lots. This includes loans for the purpose of constructing improvements on the residential property, as well as home equity lines of credit.
Consumer installment - Installment and other loans are all loans issued to individuals that are not for any purpose related to operation of a business, and not secured by real estate. Repayment on these loans is mostly dependent on personal income, which may be impacted by general economic conditions.
The composition of the loan portfolio as of December 31, 2024 and December 31, 2023, is summarized below:

($ in thousands)	December 31, 2024	December 31, 2023
Loans held for sale
Mortgage loans held for sale	$3,687	$2,914
Total LHFS	$3,687	$2,914

Loans held for investment
Commercial, financial, and agriculture (1)	$740,193	$800,324
Commercial real estate	3,323,681	3,059,155
Consumer real estate	1,298,973	1,252,795
Consumer installment	44,384	57,768
Total loans	5,407,231	5,170,042
Less allowance for credit losses	(56,205)	(54,032)
Net LHFI	$5,351,026	$5,116,010
______________________________________
(1) Loan balance includes $87 thousand and $386 thousand in PPP loans as of December 31, 2024 and 2023, respectively.
Loans held for sale consist of mortgage loans originated by the Bank and sold into the secondary market. Commitments from investors to purchase the loans are obtained upon origination.
Accrued interest receivable is not included in the amortized cost basis of the Company’s LHFI. At December 31, 2024 and 2023, accrued interest receivable for LHFI totaled $25.8 million and $24.7 million, respectively, with no related ACL and was reported in interest receivable on the accompanying Consolidated Balance Sheet.
Nonaccrual and Past Due LHFI
Past due LHFI are loans contractually past due 30 days or more as to principal or interest payments. Generally, the Company will place a delinquent loan in nonaccrual status when the loan becomes 90 days or more past due. At the time a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain.
The following tables presents the aging of the amortized cost basis in past due loans in addition to those loans classified as nonaccrual including PCD loans:

	December 31, 2024
($ in thousands)	Past Due 30 to 89 Days	Past Due 90 Days or More and Still Accruing	Nonaccrual	PCD	Total Past Due, Nonaccrual and PCD	Total LHFI	Nonaccrual and PCD with No ACL
Commercial, financial, and agriculture (1)	$498	$-	$2,515	$208	$3,221	$740,193	$120
Commercial real estate	2,249	-	9,093	345	11,687	3,323,681	3,698
Consumer real estate	5,941	1,641	5,575	2,498	15,655	1,298,973	1,254
Consumer installment	212	-	104	-	316	44,384	7
Total	$8,900	$1,641	$17,287	$3,051	$30,879	$5,407,231	$5,079
______________________________________
(1) Total loan balance includes $87 thousand in PPP loans as of December 31, 2024.

	December 31, 2023
($ in thousands)	Past Due 30 to 89 Days	Past Due 90 Days or More and Still Accruing	Nonaccrual	PCD	Total Past Due, Nonaccrual and PCD	Total LHFI	Nonaccrual and PCD with No ACL
Commercial, financial, and agriculture (1)	$2,043	$313	$353	$965	$3,674	$800,324	$465
Commercial real estate	1,698	630	3,790	647	6,765	3,059,155	410
Consumer real estate	3,992	220	1,806	3,098	9,116	1,252,795	680
Consumer installment	180	-	31	-	211	57,768	-
Total	$7,913	$1,163	$5,980	$4,710	$19,766	$5,170,042	$1,555
______________________________________
(1) Total loan balance includes $386 thousand in PPP loans as of December 31, 2023.
Acquired Loans
In connection with the acquisitions of BBI and HSBI, the Company acquired loans both with and without evidence of credit quality deterioration since origination. Acquired loans are recorded at their fair value at the time of acquisition with no carryover from the acquired institution's previously recorded allowance for credit losses. Acquired loans are accounted for under ASC 326, Financial Instruments - Credit Losses.
The fair value for acquired loans recorded at the time of acquisition is based upon several factors including the timing and payment of expected cash flows, as adjusted for estimated credit losses and prepayments, and then discounting these cash flows using comparable market rates. The resulting fair value adjustment is recorded in the form of premium or discount to the unpaid principal balance of each acquired loan. As it relates to acquired PCD loans, the net premium or net discount is adjusted to reflect the Company's allowance for credit losses (“ACL”) recorded for PCD loans at the time of acquisition, and the remaining fair value adjustment is accreted or amortized into interest income over the remaining life of the loan. As it relates to acquired loans not classified as PCD (“non-PCD”) loans, the credit loss and yield components of the fair value adjustments are aggregated, and the resulting net premium or net discount is accreted or amortized into interest income over the average remaining life of those loans. The Company records an ACL for non-PCD loans at the time of acquisition through provision expense, and therefore, no further adjustments are made to the net premium or net discount for non-PCD loans.
The estimated fair value of the non-PCD loans acquired in the BBI acquisition was $460.0 million, which is net of a $8.8 million discount. The gross contractual amounts receivable of the acquired non-PCD loans at acquisition was approximately $468.8 million, of which $6.4 million is the amount of contractual cash flows not expected to be collected.
The estimated fair value of the non-PCD acquired in the HSBI acquisition was $1.091 billion, which is net of a $33.7 million discount. The gross contractual amounts receivable of the acquired non-PCD loans at acquisition was approximately $1.125 billion, of which $16.5 million is the amount of contractual cash flows not expected to be collected.
The following table shows the carrying amount of loans acquired in the BBI and HSBI acquisition transaction for which there was, at the date of acquisition, more than insignificant deterioration of credit quality since origination:

($ in thousands)	BBI	HSBI
Purchase price of loans at acquisition	$27,669	$52,356
Allowance for credit losses at acquisition	1,303	3,176
Non-credit discount (premium) at acquisition	530	2,325
Par value of acquired loans at acquisition	$29,502	$57,857

As of December 31, 2024 and 2023, the amortized cost of the Company’s PCD loans totaled $47.1 million and $57.8 million, respectively, which had an estimated ACL of $2.1 million and $3.7 million, respectively.
Loan Modifications
The Company adopted ASU No. 2022-02 effective January 1, 2023. These amendments eliminate the TDR recognition and measurement guidance and enhanced disclosures for loan modifications to borrowers experiencing financial difficulty.
Occasionally, the Company modifies loans to borrowers in financial distress by providing principal forgiveness, term extension, and other-than-insignificant payment delay or interest rate reduction. When principal forgiveness is provided, the amount of forgiveness is charged-off against the allowance for credit losses.
In some cases, the Company provides multiple types of concessions on one loan. Typically, one type of concession, such as term extension, is granted initially. If the borrower continues to experience financial difficulty, another concession, such as principal forgiveness, may be granted. For loans included in the "combination" columns below, multiple types of modifications have been made on the same loan within the current reporting period. The combination is at least two of the following: a term extension, principal forgiveness, an other-than-insignificant payment delay and/or an interest rate reduction.
The following table presents the amortized cost basis of loans at December 31, 2024 and December 31, 2023 that were both experiencing financial difficulty and modified during 2024 and 2023, by class and by type of modification. The percentage of the amortized cost basis of loans that were modified to borrowers in financial distress as compared to the amortized cost basis of each class of financing receivable is also presented below:

($ in thousands)
December 31, 2024	Payment Modification	Term Extension	Payment Delay	Combination Term Extension and Payment Modification	Percentage of Total Loans Held for Investment
Commercial, financial, and agriculture	$-	$100	$40	538	0.09%
Commercial real estate	-	3,172	-	-	0.10%
Consumer real estate	778	-	-	-	0.06%
Total	$778	$3,272	$40	538	0.09%

December 31, 2023	Term Extension	Percentage of Total Loans Held for Investment
Commercial real estate	$581	0.02%
Total	$581	0.02%
The following table details the financial effect of the loan modification presented above to borrowers experiencing financial difficulty for the periods presented:

December 31, 2024	Payment Modification	Term Extension	Payment Delay	Combination Term Extension and Payment Modification
Commercial, financial, and agriculture		One loan with maturity date extension of 90 days.	One loan with payment deferred for 90 days.	One loan with maturity date extension of 36 months, and re-amortization of 180 months.
Commercial real estate		Two loans with maturity date extension of 90 days.
Consumer real estate	Two loans were converted from principal and interest to interest only for 6 months.

The Company has not committed to lend additional amounts to the borrowers included in the previous table.
The Company closely monitors the performance of loans that are modified to borrowers experiencing financial difficulty to understand the effectiveness of its modification efforts. The following table presents the performance of such loans that have been modified in the last 12 months as of December 31, 2024. There were no modified loans that were past due as of December 31, 2023.

($ in thousands)
December 31, 2024	30-59 Days Past Due	60-89 Days Past Due	Greater Than 89 Days Past Due	Total Past Due
Commercial, financial and agriculture	$40	$-	100	$140
Commercial real estate	2,453	-	719	3,172
Total	$2,493	$-	819	$3,312
During the year ended December 31, 2024, the Company had payment delay balances of $40 thousand at default for LHFI in commercial, financial and agriculture portfolio that has a payment default and were modified within the twelve months prior to that default to borrowers experiencing financial difficulty.
Collateral Dependent Loans
The following table presents the amortized cost basis of collateral dependent individually evaluated loans by class of loans as of December 31, 2024 and 2023:

($ in thousands)
December 31, 2024	Real Property	Equipment	Miscellaneous	Total
Commercial financial, and agriculture	$-	$335	$759	$1,094
Commercial real estate	3,697	-	-	3,697
Consumer real estate	2,412	-	-	2,412
Consumer installment	-	-	7	7
Total	$6,109	$335	$766	$7,210
Collateral Value	$10,863	$-	$812

December 31, 2023	Real Property	Equipment	Miscellaneous	Total
Commercial financial, and agriculture	$-	$496	$918	$1,414
Commercial real estate	710	-	-	710
Consumer real estate	778	-	-	778
Total	$1,488	$496	$918	$2,902
Collateral Value	$3,675	$237	$1,293
A loan is collateral dependent when the borrower is experiencing financial difficulty and repayment of the loan is expected to be provided substantially through the sale of the collateral. The following provides a qualitative description by class of loan of the collateral that secures the Company’s collateral dependent LHFI:
•    Commercial, financial and agriculture - Loans within these loan classes are secured by equipment, inventory accounts, and other non-real estate collateral.
•    Commercial real estate - Loans within these loan classes are secured by commercial real property.
•    Consumer real estate - Loans within these loan classes are secured by consumer real property.
•    Consumer installment - Loans within these loan classes are secured by consumer goods, equipment, and non-real estate collateral.

There have been no significant changes to the collateral that secures these financial assets during the period.
Loan Participations
The Company has loan participations, which qualify as participating interest, with other financial institutions. As of December 31, 2024, these loans totaled $328.9 million, of which $184.2 million had been sold to other financial institutions and $144.7 million was purchased by the Company. As of December 31, 2023, these loans totaled $304.0 million, of which $165.9 million had been sold to other financial institutions and $138.1 million was purchased by the company. The loan participations convey proportionate ownership rights with equal priority to each participating interest holder; involving no recourse (other than ordinary representations and warranties) to, or subordination by, any participating interest holder; all cash flows are divided among the participating interest holders in proportion to each holder’s share of ownership; and no holder has the right to pledge the entire financial asset unless all participating interest holders agree.
Credit Quality Indicators
The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt, such as current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually to classify the loans as to credit risk. The Company uses the following definitions for risk ratings:
Pass: Loans classified as pass are deemed to possess average to superior credit quality, requiring no more than normal attention.
Special Mention: Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the Company’s credit position at some future date.
Substandard: Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.
Doubtful: Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.
The above classifications were the most current available as of December 31, 2024, and were generally updated within the prior year.
The tables below present the amortized cost basis of loans by credit quality indicator and class of loans based on the most recent analysis performed at year ends December 31, 2024 and 2023. Revolving loans converted to term as of year ended December 31, 2024 and 2023 were not material to the total loan portfolio.

($ in thousands)	Term Loans Amortized Cost Basis by Origination Year
As of December 31, 2024	2024	2023	2022	2021	2020	Prior	Revolving Loans	Total
Commercial, financial and agriculture:
Risk Rating
Pass	$103,910	$80,584	$104,382	$81,209	$30,397	$74,472	$249,088	$724,042
Special mention	-	302	31	850	2,232	839	513	4,767
Substandard	1,536	1,645	497	625	601	1,682	4,798	11,384
Doubtful	-	-	-	-	-	-	-	-
Total commercial, financial and agriculture	$105,446	$82,531	$104,910	$82,684	$33,230	$76,993	$254,399	$740,193
Current period gross write offs	$10	$103	$337	$312	$14	$397	$-	$1,173

Commercial real estate:
Risk Rating
Pass	$511,293	$400,874	$804,242	$497,248	$331,632	$691,589	$2,946	$3,239,824
Special mention	2,221	191	950	10,283	2,835	15,246	-	31,726
Substandard	580	1,291	13,079	4,754	1,493	30,934	-	52,131
Doubtful	-	-	-	-	-	-	-	-
Total commercial real estate	$514,094	$402,356	$818,271	$512,285	$335,960	$737,769	$2,946	$3,323,681
Current period gross write offs	$-	$70	$-	$20	$-	$71	$-	$161

Consumer real estate:
Risk Rating
Pass	$181,376	$139,557	$302,890	$192,508	$114,554	$183,973	$160,289	$1,275,147
Special mention	98	530	634	484	-	1,012	717	3,475
Substandard	610	1,566	3,019	1,356	2,281	9,110	2,409	20,351
Doubtful	-	-	-	-	-	-	-	-
Total consumer real estate	$182,084	$141,653	$306,543	$194,348	$116,835	$194,095	$163,415	$1,298,973
Current period gross write offs	$-	$11	$358	$-	$-	$153	$-	$522

Consumer installment:
Risk Rating
Pass	$13,871	$10,725	$6,239	$4,360	$1,340	$1,315	$6,358	$44,208
Special mention	-	-	-	-	-	-	-	-
Substandard	-	56	82	7	19	-	12	176
Doubtful	-	-	-	-	-	-	-	-
Total consumer installment	$13,871	$10,781	$6,321	$4,367	$1,359	$1,315	$6,370	$44,384
Current period gross write offs	$274	$361	$212	$118	$77	$953	$43	$2,038

Total
Pass	$810,450	$631,740	$1,217,753	$775,325	$477,923	$951,349	$418,681	$5,283,221
Special mention	2,319	1,023	1,615	11,617	5,067	17,097	1,230	39,968
Substandard	2,726	4,558	16,677	6,742	4,394	41,726	7,219	84,042
Doubtful	-	-	-	-	-	-	-	-
Total	$815,495	$637,321	$1,236,045	$793,684	$487,384	$1,010,172	$427,130	$5,407,231
Current period gross write offs	$284	$545	$907	$450	$91	$1,574	$43	$3,894

($ in thousands)	Term Loans Amortized Cost Basis by Origination Year
As of December 31, 2023	2023	2022	2021	2020	2019	Prior	Revolving Loans	Total
Commercial, financial and agriculture:
Risk Rating
Pass	$102,263	$150,420	$113,487	$47,313	$36,065	$64,020	$281,646	$795,214
Special mention	-	-	-	141	797	3	10	951
Substandard	451	330	121	185	550	1,894	628	4,159
Doubtful	-	-	-	-	-	-	-	-
Total commercial, financial and agriculture	$102,714	$150,750	$113,608	$47,639	$37,412	$65,917	$282,284	$800,324
Current period gross write offs	14	51	225	139	206	110	-	745

Commercial real estate:
Risk Rating
Pass	$385,954	$825,505	$558,742	$377,085	$253,746	$569,428	$6,397	$2,976,857
Special mention	-	660	6,118	3,111	9,545	22,648	-	42,082
Substandard	136	7,293	393	566	5,427	26,401	-	40,216
Doubtful	-	-	-	-	-	-	-	-
Total commercial real estate	$386,090	$833,458	$565,253	$380,762	$268,718	$618,477	$6,397	$3,059,155
Current period gross write offs	-	-	193	-	-	57	-	250

Consumer real estate:
Risk Rating
Pass	$176,144	$334,056	$219,071	$127,539	$59,615	$163,464	$153,821	$1,233,710
Special mention	-	1,081	-	-	643	3,246	412	5,382
Substandard	502	404	511	1,559	514	6,988	3,225	13,703
Doubtful	-	-	-	-	-	-	-	-
Total consumer real estate	$176,646	$335,541	$219,582	$129,098	$60,772	$173,698	$157,458	$1,252,795
Current period gross write offs	5	19	-	-	-	25	-	49

Consumer installment:
Risk Rating
Pass	$24,482	$12,408	$7,316	$2,919	$1,213	$1,195	$8,156	$57,689
Special mention	-	-	-	-	-	-	-	-
Substandard	-	8	17	42	11	-	1	79
Doubtful	-	-	-	-	-	-	-	-
Total consumer installment	$24,482	$12,416	$7,333	$2,961	$1,224	$1,195	$8,157	$57,768
Current period gross write offs	226	567	223	179	156	576	121	2,048

Total
Pass	$688,843	$1,322,389	$898,616	$554,856	$350,639	$798,107	$450,020	$5,063,470
Special mention	-	1,741	6,118	3,252	10,985	25,897	422	48,415
Substandard	1,089	8,035	1,042	2,352	6,502	35,283	3,854	58,157
Doubtful	-	-	-	-	-	-	-	-
Total	$689,932	$1,332,165	$905,776	$560,460	$368,126	$859,287	$454,296	$5,170,042
Current period gross write offs	$245	$637	$641	$318	$362	$768	$121	$3,092
Allowance for Credit Losses (ACL)
The ACL is a valuation account that is deducted from loans’ amortized cost basis to present the net amount expected to be collected on the loans. It is comprised of a general allowance for loans that are collectively assessed in pools with similar risk characteristics and a specific allowance for individually assessed loans. The allowance is continuously monitored by management to maintain a level adequate to absorb expected credit losses in the loan portfolio.

The ACL represents the estimated losses for financial assets accounted for on an amortized cost basis. Expected losses are calculated using relevant information, from internal and external sources, about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Historical credit loss experience provides the basis for the estimation of expected credit losses. Adjustments to historical loss information are made for differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, delinquency level, or term as well as for changes in environment conditions, such as changes in unemployment rates, property values, or other relevant factors. Management may selectively apply external market data to subjectively adjust the Company’s own loss history including index or peer data. Expected losses are estimated over the contractual term of the loans, adjusted for expected prepayments. The contractual term excludes expected extensions, renewals, and modifications. Loans are charged-off against the allowance when management believes the uncollectibility of a loan balance is confirmed and recoveries are credited to the allowance when received. Expected recovery amounts may not exceed the aggregate of amounts previously charged-off.
The ACL is measured on a collective basis when similar risk characteristics exist. Generally, collectively assessed loans are grouped by call code (segments). Segmenting loans by call code will group loans that contain similar types of collateral, purposes, and are usually structured with similar terms making each loan’s risk profile very similar to the rest in that segment. Each of these segments then flows up into one of the four bands (bands), Commercial, Financial, and Agriculture, Commercial Real Estate, Consumer Real Estate, and Consumer Installment. In accordance with the guidance in ASC 326, the Company redefined its LHFI portfolio segments and related loan classes based on the level at which risk is monitored within the ACL methodology. Construction loans for 1-4 family residential properties with a call code 1A1, and other construction, all land development and other land loans with a call code 1A2 were previously separated between the Commercial Real Estate or Consumer Real Estate bands based on loan type code. Under our ASC 326 methodology 1A1 loans are all defined as part of the Consumer Real Estate band and 1A2 loans are all defined as part of the Commercial Real Estate Band.
The PD calculation analyzes the historical loan portfolio over the given lookback period to identify, by segment, loans that have defaulted. A default is defined as a loan that has moved to past due 90 days and greater, nonaccrual status, or experienced a charge-off during the period. The model observes loans over a 12-month window, detecting any events previously defined. This information is then used by the model to calculate annual iterative count-based PD rates for each segment. This process is then repeated for all dates within the historical data range. These averaged PDs are used for an immediate reversion back to the historical mean. The historical data used to calculate this input was captured by the Company from 2009 through the most recent quarter end.
The Company utilizes reasonable and supportable forecasts of future economic conditions when estimating the ACL on loans. The model’s calculation also includes a 24-month forecasted PD based on a regression model that calculated a comparison of the Company’s historical loan data to various national economic metrics during the same periods. The results showed the Company’s past losses having a high rate of correlation to unemployment, both regionally and nationally. Using this information, along with the most recently published Wall Street Journal survey of sixty economists’ forecasts predicting unemployment rates out over the next eight quarters, a corresponding future PD can be calculated for the forward-looking 24-month period. This data can also be used to predict loan losses at different levels of stress, including a baseline, adverse and severely adverse economic condition. After the forecast period, PD rates revert to the historical mean of the entire data set.
The LGD calculation is based on actual losses (charge-offs, net recoveries) at a loan level experienced over the entire lookback period aggregated to get a total for each segment of loans. The aggregate loss amount is divided by the exposure at default to determine an LGD rate. Defaults occurring during the lookback period are included in the denominator, whether a loss occurred or not and exposure at default is determined by the loan balance immediately preceding the default event. If there is not a minimum of five past defaults in a loan segment, or less than 15.0% calculated LGD rate, or the total balance at default is less than 1.0% of the balance in the respective call code as of the model run date, a proxy index is used. This index is proprietary to the Company’s ACL modeling vendor derived from loss data of other client institutions similar in organization structure to the Company. The vendor also provides a “crisis” index derived from loss data between the post-recessionary years of 2008-2013 that the Company uses.
The model then uses these inputs in a non-discounted version of DCF methodology to calculate the quantitative portion of estimated losses. The model creates loan level amortization schedules that detail out the expected monthly payments for a loan including estimated prepayments and payoffs. These expected cash flows are discounted back to present value using the loan’s coupon rate instead of the effective interest rate. On a quarterly basis, the Company uses internal credit portfolio data, such as changes in portfolio volume and composition, underwriting practices, and levels of past due loans, nonaccruals and classified assets along with other external information not used in the quantitative calculation to determine if any subjective qualitative adjustments are required so that all significant risks are incorporated to form a sufficient basis to estimate credit losses.
The following table presents the activity in the allowance for credit losses by portfolio segment for the years ended December 31, 2024, 2023, and 2022.

	December 31, 2024
($ in thousands)	Commercial, Financial and Agriculture	Commercial Real Estate	Consumer Real Estate	Consumer Installment	Total
Allowance for credit losses:
Beginning balance	$8,844	$29,125	$15,260	$803	$54,032
Provision for credit losses	3,213	(173)	53	665	3,758
Loans charged-off	(1,173)	(161)	(522)	(2,038)	(3,894)
Recoveries	319	676	85	1,229	2,309
Total ending allowance balance	$11,203	$29,467	$14,876	$659	$56,205

	December 31, 2023
($ in thousands)	Commercial, Financial and Agriculture	Commercial Real Estate	Consumer Real Estate	Consumer Installment	Total
Allowance for credit losses:
Beginning balance	$6,349	$20,389	$11,599	$580	$38,917
Initial allowance on PCD loans	727	2,260	182	7	3,176
Provision for credit losses	2,164	6,610	3,279	1,697	13,750
Loans charged-off	(745)	(250)	(49)	(2,048)	(3,092)
Recoveries	349	116	249	567	1,281
Total ending allowance balance	$8,844	$29,125	$15,260	$803	$54,032

	December 31, 2022
($ in thousands)	Commercial, Financial and Agriculture	Commercial Real Estate	Consumer Real Estate	Consumer Installment	Total
Allowance for credit losses:
Beginning balance	$4,873	$17,552	$7,889	$428	$30,742
Initial allowance on PCD loans	614	576	113	-	1,303
Provision for credit losses	688	1,742	2,786	134	5,350
Loans charged-off	(259)	(72)	(204)	(683)	(1,218)
Recoveries	433	591	1,015	701	2,740
Total ending allowance balance	$6,349	$20,389	$11,599	$580	$38,917
The provision for credit losses for the year ended December 31, 2024 was $3.8 million, compared to $13.8 million, for the year ended December 31, 2023, and $5.4 million for the year ended December 31, 2022. The 2024 provision for credit losses decreased $10.0 million, or 72.7% when compared to the same period in 2023 and is attributed to the acquisition of HSBI in January 2023 and was partially offset by loan growth. During January 2023, loans totaling $1.159 billion, net of purchase accounting adjustments, were acquired as part of the HSBI acquisition. The initial ACL on PCD loans recorded in March 2023, of $3.2 million was related to the HSBI acquisition. In addition, the 2023 provision for credit losses includes $10.7 million associated with day one post-merger accounting provision recorded for non-PCD loans and unfunded commitments acquired in the HSBI acquisition. The 2023 provision for credit losses increased $8.4 million, compared to the same period in 2022. The 2023 increase is related to the HSBI acquisition mentioned above and loan growth. The 2022 provision for credit losses includes $3.9 million associated with day one post-merger accounting provision recorded for non-PCD loans and unfunded commitments. A $1.3 million initial allowance was recorded on PCD loans acquired in the BBI merger.
Total loans were $5.351 billion at December 31, 2024, compared to $5.116 billion at December 31, 2023, and $3.774 billion at December 31, 2022.
The following table provides the ending balance in the Company’s LHFI and the ACL, broken down by portfolio segment as of December 31, 2024 and 2023. The table also provides additional detail as to the amount of our loans and allowance that correspond to individual versus collective impairment evaluation.

($ in thousands)	Commercial, Financial and Agriculture	Commercial Real Estate	Consumer Real Estate	Consumer Installment	Total
December 31, 2024
LHFI
Individually evaluated	$1,094	$3,697	$2,412	$7	$7,210
Collectively evaluated	739,099	3,319,984	1,296,561	44,377	5,400,021
Total	$740,193	$3,323,681	$1,298,973	$44,384	$5,407,231

Allowance for Credit Losses
Individually evaluated	$543	$-	$52	$-	$595
Collectively evaluated	10,660	29,467	14,824	659	55,610
Total	$11,203	$29,467	$14,876	$659	$56,205

($ in thousands)	Commercial, Financial and Agriculture	Commercial Real Estate	Consumer Real Estate	Consumer Installment	Total
December 31, 2023
LHFI
Individually evaluated	$1,414	$710	$778	$-	$2,902
Collectively evaluated	798,910	3,058,445	1,252,017	57,768	5,167,140
Total	$800,324	$3,059,155	$1,252,795	$57,768	$5,170,042

Allowance for Credit Losses
Individually evaluated	$408	$-	$-	$-	$408
Collectively evaluated	8,436	29,125	15,260	803	53,624
Total	$8,844	$29,125	$15,260	$803	$54,032

NOTE F - PREMISES AND EQUIPMENT
Premises and equipment owned and utilized in the operations of the Company are stated at cost, less accumulated depreciation and amortization as follows:

($ in thousands)	2024	2023
Premises:
Land	$48,416	$48,460
Buildings and improvements	126,759	126,013
Equipment	43,429	41,788
Construction in progress	1,879	1,808
	220,483	218,069
Less accumulated depreciation and amortization	50,687	43,760
Total	$169,796	$174,309

The amounts charged to occupancy expense for depreciation were $7.3 million, $7.4 million, and $5.7 million in 2024, 2023 and 2022, respectively.
NOTE G - DEPOSITS
Time deposits that meet or exceed the FDIC Insurance limit of $250,000 at December 31, 2024 and 2023, were $303.2 million and $292.9 million, respectively.
At December 31, 2024, the scheduled maturities of time deposits included in interest-bearing deposits were as follows:

($ in thousands)
Year	Amount
2025	$1,231,068
2026	30,763
2027	10,450
2028	13,356
2029	9,758
Thereafter	6,213
Total	$1,301,608
NOTE H - BORROWED FUNDS
At December 31, 2024 and 2023, borrowed funds consisted of the following:

($ in thousands)	2024	2023
Bank Term Funding Program	$-	$390,000
FHLB advances	210,000	-
Total	$210,000	$390,000
In 2024, each advance from the FHLB was payable at its maturity date in January 2025, with a prepayment penalty for fixed rate advances. Interest was payable monthly at rates ranging from 4.50% to 4.56%. Advances due to the FHLB are collateralized by a blanket lien on first mortgage loans in the amount of the outstanding borrowings, FHLB capital stock, and amounts on deposit with the FHLB. In 2024, advances due to the FHLB were collateralized by $4.265 billion in loans. Based on this collateral and holdings of FHLB stock, the Company is eligible to borrow up to a total of $1.984 billion and $2.051 billion at December 31, 2024 and 2023, respectively.
On March 12, 2023, the Federal Reserve Board announced the Bank Term Funding Program (“BTFP”), which offers loans to banks with a term up to one year. The loans are secured by pledging the banks' U.S. treasuries, agency securities, agency securities, agency mortgage-backed securities, and any other qualifying asset. These pledged securities will be valued at par for collateral purposes. The BTFP offers up to one year fixed-rate term borrowings that are prepayable without penalty.
In 2023, the Bank participated in the BTFP and had outstanding debt of $390.0 million, pledged securities totaling a fair value for $362.4 million at December 31, 2023. The securities pledged have a par value of $398.1 million. The Bank's BTFP borrowings, which were drawn between March 15, 2023 and December 28, 2023, bear interest rates ranging from 4.69% to 4.83% and are set to mature one year from their issuance date. The BTFP borrowings were paid off on 2024.
Payments over the next five years are as follows:

($ in thousands)
2025	$210,000
NOTE I - LEASE OBLIGATIONS
The Company enters into leases in the normal course of business primarily for financial centers, back-office operations locations and business development offices. The Company’s leases have remaining terms ranging from 1 to 7 years.
The Company includes lease extension and termination options in the lease term if, after considering relevant economic factors, it is reasonably certain the Company will exercise the option. In addition, the Company has elected to account for any non-lease components in its real estate leases as part of the associated lease component. The Company has also elected not to recognize leases with original lease terms of 12 months or less (short-term leases) on the Company’s balance sheet.
Leases are classified as operating or finance leases at the lease commencement date. Lease expense for operating leases and short-term leases is recognized on a straight-line basis over the lease term and is recorded in net occupancy and furniture and equipment expense in the consolidated statements of income and other comprehensive income. Right-of-use assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the lease commencement date and based on the estimated present value of lease payments over the lease term.
The Company uses its incremental borrowing rate at lease commencement to calculate the present value of lease payments when the rate implicit in a lease is not known. The Company’s incremental borrowing rate is based on the FHLB amortizing advance rate, adjusted for the lease term and other factors.
The following table details balance sheet information, as well as weighted-average lease terms and discount rates, related to leases at December 31, 2024 and 2023.

($ in thousands)	December 31, 2024	December 31, 2023
Right-of-use assets:
Operating leases	$6,102	$6,387
Finance leases, net of accumulated depreciation	1,002	1,466
Total right-of-use assets	$7,104	$7,853

Lease liabilities:
Operating lease	$6,273	$6,550
Finance lease	1,556	1,739
Total lease liabilities	$7,829	$8,289

Weighted average remaining lease term
Operating leases	6.7 years	7.2 years
Finance leases	6.9 years	7.9 years

Weighted average discount rate
Operating leases	2.2%	2.0%
Finance leases	2.2%	2.2%
The table below summarizes our net lease costs.

($ in thousands)	December 31,
	2024	2023	2022
Operating lease cost	$1,489	$1,504	$1,464
Finance lease cost:
Interest on lease liabilities	36	40	44
Amortization of right-of-use	464	464	464
Net lease cost	$1,989	$2,008	$1,972
The table below summarizes the maturity of remaining lease liabilities at December 31, 2024.

($ in thousands)	December 31, 2024
	Operating Leases	Finance Leases

2025	$1,179	$220
2026	1,098	222
2027	908	252
2028	855	252
2029	769	252
Thereafter	2,004	483
Total lease payments	6,813	1,681
Less: Interest	(540)	(125)
Present value of lease liabilities	$6,273	$1,556
NOTE J - REGULATORY MATTERS
On January 15, 2022, The First, A National Banking Association, a subsidiary of the Company, converted from a national banking association to a Mississippi state-chartered bank and changed its name to The First Bank. The First Bank is a member of the Federal Reserve System through the Federal Reserve Bank of Atlanta.
The Company and its subsidiary bank are subject to regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and its subsidiary bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgment by regulators about components, risk weightings, and other related factors.
To ensure capital adequacy, quantitative measures have been established by regulators, and these require the Company and its subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined) to risk-weighted assets (as defined), Tier 1 capital to adjusted total assets (leverage) and common equity Tier 1.
Management believes, as of December 31, 2024, that the Company met all capital adequacy requirements to which they are subject. Under Basel III requirements, a financial institution is considered to be well-capitalized if it has a total risk-based capital ratio of 10% or more, has a Tier 1 risk-based capital ratio of 8% or more, has a common equity Tier 1 of 6.5%, and has a Tier 1 leverage capital ratio of 5% or more.
The actual capital amounts and ratios, excluding unrealized losses, at December 31, 2024 and 2023 are presented in the following table. No amount was deducted from capital for interest-rate risk exposure.

($ in thousands)
December 31, 2024	Company (Consolidated)		Subsidiary The First
	Amount	Ratio	Amount	Ratio

Total risk-based	$960,381	15.6%	$946,568	15.4%
Common equity Tier 1	781,326	12.7%	890,438	14.5%
Tier 1 risk-based	805,633	13.1%	890,438	14.5%
Tier 1 leverage	805,633	10.5%	890,438	11.6%

December 31, 2023	Amount	Ratio	Amount	Ratio
Total risk-based	$892,310	15.0%	$875,071	14.8%
Common equity Tier 1	715,858	12.1%	821,246	13.8%
Tier 1 risk-based	740,113	12.5%	821,246	13.8%
Tier 1 leverage	740,113	9.7%	821,246	10.7%
The minimum amounts of capital and ratios, not including Accumulated Other Comprehensive Income, as established by banking regulators at December 31, 2024, and 2023, were as follows:

($ in thousands)
December 31, 2024	Company (Consolidated)		Subsidiary The First
	Amount	Ratio	Amount	Ratio

Total risk-based	$493,306	8.0%	$492,551	8.0%
Common equity Tier 1	277,485	4.5%	277,060	4.5%
Tier 1 risk-based	369,979	6.0%	369,413	6.0%
Tier 1 leverage	246,653	4.0%	246,276	4.0%

December 31, 2023	Amount	Ratio	Amount	Ratio
Total risk-based	$475,183	8.0%	$474,679	8.0%
Common equity Tier 1	267,291	4.5%	267,007	4.5%
Tier 1 risk-based	356,387	6.0%	356,009	6.0%
Tier 1 leverage	237,592	4.0%	237,339	4.0%
The principal sources of funds to the Company to pay dividends are the dividends received from the Bank. Consequently, dividends are dependent upon The First’s earnings, capital needs, regulatory policies, as well as statutory and regulatory limitations. Federal Reserve regulations limit dividends, stock repurchases and discretionary bonuses to executive officers if the Company’s regulatory capital is below the level of regulatory minimums plus the applicable capital conservation buffer. Federal and state banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. Approval by the Company’s regulators is required if the total of all dividends declared in any calendar year exceed the total of its net income for that year combined with its retained net income of the preceding two years. In 2024, the Bank had available $125.3 million to pay dividends.
NOTE K - INCOME TAXES
The components of income tax expense are as follows:

($ in thousands)	Years Ended December 31,
	2024	2023	2022
Current:
Federal	$14,641	$11,754	$12,071
State	2,926	2,587	2,759
Deferred	3,204	7,006	940
Total income tax expense	$20,771	$21,347	$15,770
The Company's income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

($ in thousands)	Years Ended December 31,
	2024		2023		2022
	Amount	%	Amount	%	Amount	%
Income taxes at statutory rate	$20,573	21%	$20,289	21%	$16,525	21%
Tax-exempt income, net	(1,196)	(1)%	(1,696)	(2)%	(2,369)	(3)%
Nondeductible expenses	183	-%	144	-%	391	-%
State income tax, net of federal tax effect	3,492	4%	3,064	4%	2,251	3%
Federal tax credits, net	(715)	(1)%	(715)	(1)%	(715)	(1)%
Other, net	(1,566)	(2)%	261	-%	(313)	-%
	$20,771	21%	$21,347	22%	$15,770	20%
The components of deferred income taxes included in the consolidated financial statements were as follows:

($ in thousands)	December 31,
	2024	2023
Deferred tax assets:
Allowance for credit losses	$14,060	$13,276
Net operating loss carryover	23,753	27,256
Nonaccrual loan interest	919	826
Other real estate	659	1,092
Deferred compensation	1,126	1,161
Loan purchase accounting	4,461	6,438
Unrealized loss on available-for-sale securities	38,649	38,776
Lease liability	1,958	2,037
Other	4,588	5,014
	90,173	95,876
Deferred tax liabilities:
Securities	(271)	(560)
Premises and equipment	(9,048)	(9,017)
Core deposit intangible	(14,132)	(16,094)
Goodwill	(2,971)	(2,651)
Right-of-use asset	(1,777)	(1,929)
Other	(1,142)	(1,461)
	(29,341)	(31,712)
Net deferred tax asset/(liability), included in other assets	$60,832	$64,164

With the acquisition of Baldwin Bancshares, Inc. in 2013, BCB Holding Company, Inc. in 2014, Gulf Coast Community Bank in 2017, Sunshine Financial, Inc. in 2018, and FPB Financial Corp. in 2019, SWG in 2020, BBI in 2022, and HSBI in 2023, the Company assumed federal tax net operating loss carryovers. $205.1 million of net operating losses remain available to the Company and begin to expire in 2026. The Company expects to fully utilize the net operating losses.
The Company follows the guidance of ASC Topic 740, Income Taxes, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. As of December 31, 2024, the Company had no uncertain tax positions that it believes should be recognized in the financial statements. The tax years still subject to examination by taxing authorities are years subsequent to 2020.
NOTE L - EMPLOYEE BENEFITS
The Company and the Bank provide a deferred compensation arrangement (401k plan) whereby employees contribute a percentage of their compensation. For employee contributions of six percent or less, the Company and its subsidiary bank provide a 50% matching contribution. Contributions totaled $1.5 million in 2024, $1.5 million in 2023, and $1.2 million in 2022.
The Company-sponsored Employee Stock Ownership Plan (ESOP) maintained for employees of the Company and the Bank who had completed one year of service and attained age 21, was terminated effective May 31, 2024. No employee was eligible to begin participation in the ESOP after that date. All participants in the ESOP on the May 31, 2024 termination date became 100% vested in their account balances. Contributions to the plan are at the discretion of the Board of Directors, and no contribution was made for 2024. Benefit distributions will be made to the participants and the ESOP will be liquidated as soon as administratively feasible following receipt of a favorable determination letter from the Internal Revenue Service in connection with the termination. At December 31, 2024, the ESOP held 5,728 shares valued at $200 thousand of Company common stock and had no debt obligation. All shares held by the plan were considered outstanding for net income per share purposes. Total ESOP expense was $30 thousand for 2024, $24 thousand for 2023, and $33 thousand for 2022.
In 2014, the Company established a Supplemental Executive Retirement Plan (“SERP”) for three active key executives. During 2016, the Company established a SERP for eight additional active key executives. Pursuant to the SERP, these officers are entitled to receive 180 equal monthly payments commencing at the later of obtaining age 65 or separation from service. The costs of such benefits, assuming a retirement date at age 65, are accrued by the Company and included in other liabilities in the Consolidated Balance Sheets. The SERP balance at December 31, 2024 and 2023 was $6.3 million and $4.6 million, respectively. The Company accrued to expense $1.7 million for 2024, $951 thousand for 2023, and $945 thousand for 2022 for future benefits payable under the SERP. The SERP is an unfunded plan and is considered a general contractual obligation of the Company.
Upon the acquisition of Iberville Bank, Southwest Banc Shares, Inc., FMB Banking Corporation, and SWG, the Bank assumed deferred compensation agreements with directors and employees. At December 31, 2024, the total liability of the deferred compensation agreements was $677 thousand, $1.1 million, $2.4 million, and $193 thousand, respectively. Deferred compensation expense totaled $9 thousand, $102 thousand, $128 thousand, and $19 thousand, respectively for 2024.
NOTE M - STOCK PLANS
In 2007, the Company adopted the 2007 Stock Incentive Plan. The 2007 Plan provided for the issuance of up to 315,000 shares of Company Common Stock, $1.00 par value per share. In 2015, the Company adopted an amendment to the 2007 Stock Incentive Plan which provided for the issuance of an additional 300,000 shares of Company Common Stock, $1.00 par value per share, for a total of 615,000 shares. In 2021, the Company adopted an amendment to the 2007 Stock Incentive Plan which provided for the issuance of an additional 500,000 shares of Company Common Stock, $1.00 par value per share, for a total of 1,115,000 shares. In 2024, the Company adopted an amendment to the 2007 Stock Incentive Plan which provided for the issuance of an additional 500,000 shares of Company Common Stock, $1.00 par value per share, for a total of 1,615,000 shares. Shares issued under the 2007 Plan may consist in whole or in part of authorized but unissued shares or treasury shares. Total shares issuable under the plan are 668,722 at year-end 2024, and 164,844 and 167,173 shares were issued in 2024 and 2023, respectively.

A summary of changes in the Company’s nonvested shares for the year follows:

Nonvested shares	Shares	Weighted- Average Grant-Date Fair Value
Nonvested at January 1, 2024	464,941	$31.08
Granted	164,844
Vested	(195,543)
Forfeited	(26,561)
Nonvested at December 31, 2024	407,681	$29.39
As of December 31, 2024, there was $6.9 million of total unrecognized compensation cost related to nonvested shares granted under the Plan. The costs are expected to be recognized over the remaining term of the vesting period (approximately 5 years). The total fair value of shares vested during the years ended December 31, 2024, 2023 and 2022 was $6.6 million, $1.7 million, and $2.5 million.
Compensation cost in the amount of $4.6 million was recognized for the year ended December 31, 2024, $2.3 million was recognized for the year ended December 31, 2023 and $2.4 million for the year ended December 31, 2022. Shares of restricted stock granted to employees under this stock plan are subject to restrictions as to the vesting period. The restricted stock award becomes 100% vested on the earliest of 1) the vesting period, provided the Grantee has not incurred a termination of employment prior to that date, 2) the Grantee’s retirement, or 3) the Grantee’s death. During this period, the holder is entitled to full voting rights and dividends. The dividends are held by the Company and only paid if and when the grants are vested. The 2007 Plan also contains a double trigger change-in-control provision pursuant to which unvested shares of stock granted through the plan will be accelerated upon a change in control if the executive is terminated without cause as a result of the transaction (as long as the shares granted remain part of the Company or are transferred into the shares of the new company).
NOTE N - SUBORDINATED DEBT
Debentures
On June 30, 2006, the Company issued $4.1 million of floating rate junior subordinated deferrable interest debentures to The First Bancshares Statutory Trust 2 (“Trust 2”). The debentures are the sole asset of Trust 2, and the Company is the sole owner of the common equity of Trust 2. Trust 2 issued $4.0 million of Trust Preferred Securities to investors. The Company’s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of the Trust 2’s obligations under the preferred securities. The preferred securities are redeemable by the Company at its option. The preferred securities must be redeemed upon maturity of the debentures in 2036. Interest on the preferred securities is the three-month term Secured Overnight Financing Rate ("SOFR") plus 1.65% plus a tenor spread adjustment of 0.026161% and is payable quarterly. The terms of the subordinated debentures are identical to those of the preferred securities.
On July 27, 2007, the Company issued $6.2 million of floating rate junior subordinated deferrable interest debentures to The First Bancshares Statutory Trust 3 (“Trust 3”). The Company owns all of the common equity of Trust 3, and the debentures are the sole asset of Trust 3. Trust 3 issued $6.0 million of Trust Preferred Securities to investors. The Company’s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of the Trust 3’s obligations under the preferred securities. The preferred securities are redeemable by the Company at its option. The preferred securities must be redeemed upon maturity of the debentures in 2037. Interest on the preferred securities is the three-month term SOFR plus 1.40% plus a tenor spread adjustment of 0.026161% and is payable quarterly. The terms of the subordinated debentures are identical to those of the preferred securities.
In 2018, as a result of the acquisition of FMB Banking Corporation ("FMB"), the Company became the successor to FMB's obligations in respect of $6.2 million of floating rate junior subordinated debentures issued to FMB Capital Trust 1 ("FMB Trust"). The debentures are the sole asset of FMB Trust, and the Company is the sole owner of the common equity of FMB Trust. FMB Trust issued $6.0 million of Trust Preferred Securities to investors. The Company’s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of FMB Trust's obligations under the preferred securities. The preferred securities issued by the FMB Trust are redeemable by the Company at its option. The preferred securities must be redeemed upon maturity of the debentures in 2033. Interest on the preferred securities is the three-month term SOFR plus 2.85% plus a tenor spread adjustment of 0.026161% and is payable quarterly.
On January 1, 2023, as a result of the acquisition of HSBI, the Company became the successor to HSBI's obligations in respect of $10.3 million of subordinated debentures issued to Liberty Shares Statutory Trust II ("Liberty Trust"). The debentures are the sole asset of Liberty Trust, and the Company is the sole owner of the common equity of Liberty Trust. Liberty Trust issued $10.0 million of preferred securities to an investor. The Company's obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of Liberty Trust's obligations under the preferred securities. The preferred securities issued by the Liberty Trust are redeemable by the Company at its option. The preferred securities must be redeemed upon maturity of the debentures in 2036. Interest on the preferred securities is the three-month term SOFR plus 1.48% plus a tenor spread adjustment of 0.026161% and is payable quarterly.
In accordance with the provisions of ASC Topic 810, Consolidation, the Trust 2, Trust 3, FMB Trust, and Liberty Trust are not included in the consolidated financial statements.
Notes
On April 30, 2018, The Company entered into two Subordinated Note Purchase Agreements pursuant to which the Company sold and issued $24.0 million in aggregate principal amount of 5.875% fixed-to-floating rate subordinated notes due 2028 (the "Notes due 2028") and $42.0 million in aggregate principal amount of 6.40% fixed-to-floating rate subordinated notes due 2033 (the “Notes due 2033”). In May of 2023, the Company redeemed all $24.0 million of the outstanding Notes due 2028.
The Notes due 2033 are not convertible into or exchangeable for any other securities or assets of the Company or any of its subsidiaries. The Notes due 2033 are not subject to redemption at the option of the holder. Principal and interest on the Notes due 2033 are subject to acceleration only in limited circumstances. The Notes due 2033 are unsecured, subordinated obligations of the Company and rank junior in right to payment to the Company’s current and future senior indebtedness, and each Note is pari passu in right to payment with respect to the other Notes. The Notes due 2033 have a fifteen year term, maturing May 1, 2033, and will bear interest at a fixed annual rate of 6.40%, payable quarterly in arrears, for the first ten years of the term. Thereafter, the interest rate will re-set quarterly to an interest rate per annum equal to a benchmark rate (which is expected to be three-month term SOFR plus 3.39% plus a tenor spread adjustment of 0.026161%), payable quarterly in arrears. As provided in the Notes due 2033, under specified conditions the interest rate on the Notes due 2033 during the applicable floating rate period may be determined based on a rate other than Three-Month Term SOFR. The Company is entitled to redeem the Notes due 2033, in whole or in part, on any interest payment date on or after May 1, 2028, and to redeem the Notes due 2033 at any time in whole upon certain other specified events.
On September 25, 2020, The Company entered into a Subordinated Note Purchase Agreement with certain qualified institutional buyers pursuant to which the Company sold and issued $65.0 million in aggregate principal amount of its 4.25% Fixed to Floating Rate Subordinated Notes due 2030 (the "Notes due 2030"). The Notes due 2030 are unsecured and have a ten-year term, maturing October 1, 2030, and will bear interest at a fixed annual rate of 4.25%, payable semi-annually in arrears, for the first five years of the term. Thereafter, the interest rate will reset quarterly to an interest rate per annum equal to a benchmark rate (which is expected to be the Three-Month Term SOFR plus 412.6 basis points), payable quarterly in arrears. As provided in the Notes due 2030, under specified conditions the interest rate on the Notes due 2030 during the applicable floating rate period may be determined based on a rate other than Three-Month Term SOFR. The Company is entitled to redeem the Notes due 2030, in whole or in part, on any interest payment date on or after October 1, 2025, and to redeem the Notes due 2030 at any time in whole upon certain other specified events.
The Company had $123.7 million of subordinated debt, net of deferred issuance costs $1.4 million and unamortized fair value mark $1.7 million, at December 31, 2024, compared to $123.4 million, net of deferred issuance costs $1.6 million and unamortized fair value mark $2.1 million, at December 31, 2023.
NOTE O - TREASURY STOCK
Shares held in treasury totaled 1,249,607 at December 31, 2024, December 31, 2023 and December 31, 2022.

On February 8, 2022, the Company announced the renewal of the 2021 Repurchase Program that previously expired on December 31, 2021. Under the renewed 2021 Repurchase Program, the Company could repurchase up to an aggregate of $30.0 million of the Company’s issued and outstanding common stock in any manner determined appropriate by the Company’s management, less the amount of prior purchases under the program during the 2021 calendar year. The renewed 2021 Repurchase Program was completed in February 2022 when the Company’s repurchases under the program approached the maximum authorized amount. The Company repurchased 600,000 shares under the 2021 Repurchase Program in the first quarter of 2022.
On March 9, 2022, the Company announced that its Board of Directors authorized a new share repurchase program (the “2022 Repurchase Program”), pursuant to which the Company could purchase up to an aggregate of $30.0 million in shares of the Company’s issued and outstanding common stock during the 2022 calendar year. Under the program, the Company could, but was not required to, from time to time repurchase up $30.0 million of shares of its own common stock in any manner determined appropriate by the Company’s management. The actual timing and method of any purchases, the target number of shares and the maximum price (or range of prices) under the program, was determined by management at is discretion and will depend on a number of factors, including the market price of the Company’s common stock, general market and economic conditions, and applicable legal and regulatory requirements. The 2022 Repurchase Program expired on December 31, 2022.
The Inflation Reduction Act of 2022 signed into law in August 2022 includes a provision for an excise tax equal to 1% of the fair market value of any stock repurchased by covered corporations during a taxable year, subject to certain limits and provisions. The excise tax is effective beginning in fiscal year 2023. While we may complete transactions subject to the new excise tax, we do not expect a material impact to our statement of condition or result of operations.
On February 28, 2023, the Company announced that its Board of Directors has authorized a new share repurchase program (the "2023 Repurchase Program"), pursuant to which the Company may purchase up to an aggregate of $50.0 million in shares of the Company's issued and outstanding common stock during the 2023 calendar year. Under the program, the Company may, but is not required to, from time to time repurchase up $50.0 million of shares of its own common stock in any manner determined appropriate by the Company’s management. The actual timing and method of any purchases, the target number of shares and the maximum price (or range of prices) under the program, will be determined by management at is discretion and will depend on a number of factors, including the market price of the Company’s common stock, general market and economic conditions, and applicable legal and regulatory requirements. The 2023 Repurchase Program expired on December 31, 2023.
On February 28, 2024, the Company announced that its Board of Directors has authorized a new share repurchase program (the "2024 Repurchase Program"), pursuant to which the Company may purchase up to an aggregate of $50.0 million in shares of the Company's issued and outstanding common stock during the 2024 calendar year. Under the program, the Company may, but is not required to, from time to time repurchase up $50.0 million of shares of its own common stock in any manner determined appropriate by the Company’s management. The actual timing and method of any purchases, the target number of shares and the maximum price (or range of prices) under the program, will be determined by management at is discretion and will depend on a number of factors, including the market price of the Company’s common stock, general market and economic conditions, and applicable legal and regulatory requirements. The 2024 Repurchase Program expired on December 31, 2024.
NOTE P - RELATED PARTY TRANSACTIONS
In the normal course of business, the Bank makes loans to its directors and executive officers and to companies in which they have a significant ownership interest. Such loans amounted to approximately $24.1 million and $23.7 million at December 31, 2024 and 2023, respectively. The activity in loans to current directors, executive officers, and their affiliates during the year ended December 31, 2024, is summarized as follows:

($ in thousands)
Loans outstanding at beginning of year	$23,680
Advances/new loans	1,204
Removed/payments	(756)
Loans outstanding at end of year	$24,128

Deposits from principal officers, directors, and their affiliates at year-end 2024 and 2023 were $18.0 million and $15.6 million.
NOTE Q - COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS OF CREDIT RISK
In the normal course of business, there are outstanding various commitments and contingent liabilities, such as guaranties, commitments to extend credit, overdraft protection, etc., which are not reflected in the accompanying financial statements. Commitments to extend credit and letters of credit include some exposure to credit loss in the event of nonperformance of the customer. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit policies and procedures for such commitments are the same as those used for lending activities. Because these instruments have fixed maturity dates and because a number expire without being drawn upon, they generally do not present any significant liquidity risk. No significant losses on commitments were incurred during the years ended December 31, 2024 and 2023, nor are any significant losses as a result of these transactions anticipated.
The contractual amounts of financial instruments with off-balance-sheet risk at year-end were as follows:

	2024		2023
($ in thousands)	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to make loans	$23,430	$39,796	$34,380	$50,226
Unused lines of credit	126,592	706,585	231,335	605,646
Standby letters of credit	13,405	16,331	15,573	13,114
Commitments to make loans are generally made for periods of 90 days or less. The fixed rate loan commitments have interest rates ranging from 0.0% to 19.0% and maturities ranging from 1 year to 30 years.
ALLOWANCE FOR CREDIT LOSSES (“ACL”) ON OFF BALANCE SHEET CREDIT (“OBSC”) Exposures
The Company adopted ASC 326, effective January 1, 2021, which requires the Company to estimate expected credit losses for OBSC exposures which are not unconditionally cancellable. The Company maintains a separate ACL on OBSC exposures, including unfunded commitments and letters of credit, which is included on the accompanying consolidated balance sheet for the years ended December 31, 2024 and 2023. The ACL on OBSC exposures is adjusted as a provision for credit loss expense. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life.
Changes in the ACL on OBSC exposures were as follows for the presented periods:

($ in thousands)	2024	2023	2022
Balance at beginning of period	$2,075	$1,325	$1,070
Credit loss expense related to OBSC exposures	32	750	255
Balance at end of period	$2,107	$2,075	$1,325
Adjustments to the ACL on OBSC exposures are recorded to provision for credit losses OBSC exposures. The Company recorded $32 thousand, $750 thousand, and $255 thousand to the provision for credit losses OBSC exposures for the years ended December 31, 2024, 2023, and 2022 respectively. The decrease in the ACL on OBSC exposures for the year ended December 31, 2024 compared to the same period in 2023 was due to the day one provision for unfunded commitments related to the HSBI acquisition and an increase in unfunded commitments. The increase in the ACL on OBSC exposures for the year ended December 31, 2023 compared to the same period in 2022 was due to the acquisition of HSBI mentioned above.
No credit loss estimate is reported for OBSC exposures that are unconditionally cancellable by the Company or for undrawn amounts under such arrangements that may be drawn prior to the cancellation on the arrangement.

The Company currently has 109 full-service banking and financial service offices, one motor bank facility and six loan production offices across Mississippi, Alabama, Florida, Georgia, and Louisiana. Management closely monitors its credit concentrations and attempts to diversify the portfolio within its primary market area. As of December 31, 2024, management does not consider there to be any significant credit concentrations within the loan portfolio. Although the Bank’s loan portfolio, as well as existing commitments, reflects the diversity of its primary market area, a substantial portion of a borrower's ability to repay a loan is dependent upon the economic stability of the area.
In the normal course of business, the Company and its subsidiary are subject to pending and threatened legal actions. Although the Company is not able to predict the outcome of such actions, after reviewing pending and threatened actions with counsel, management believes that based on the information currently available the outcome of such actions, individually or in the aggregate, will not have a material adverse effect on the Company’s consolidated financial statements.
NOTE R - FAIR VALUES OF ASSETS AND LIABILITIES
The Company follows the guidance of ASC Topic 820, Fair Value Measurements and Disclosures, which establishes a framework for measuring fair value and expands disclosures about fair value measurements.
The guidance defines the fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.
In accordance with the guidance, the Company groups its financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded, and the reliability of the assumptions used to determine fair value. These levels are:
Level 1:Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.
Level 2:Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or comparable assets or liabilities which use observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets and liabilities.
Level 3:Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:
Cash and Cash Equivalents - For such short-term instruments, the carrying amount is a reasonable estimate of fair value.
Debt Securities - The fair value of available-for-sale securities is determined by various valuation methodologies. Where quoted market prices are available in an active market, securities are classified within Level 1. If quoted market prices are not available, then fair values are estimated by using pricing models or quoted prices of securities with similar characteristics. Level 2 securities include U.S. Treasury, obligations of U.S. government corporations and agencies, obligations of states and political subdivisions, mortgage-backed securities, and collateralized mortgage obligations. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy. For securities where quoted prices or market prices of similar securities are not available, fair values are calculated using the discounted cash flow or other market indicators (Level 3). Level 3 securities include obligations of states and political subdivisions and corporate obligations.
Equity Securities - The fair value of equity securities are determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2).

Loans - The fair value of loans was estimated by discounting the expected future cash flows using the current interest rates at which similar loans would be made for the same remaining maturities, in accordance with the exit price notion as defined by FASB ASC 820, Fair Value Measurement ("ASC 820"). Expected future cash flows were projected based on contractual cash flows, adjusted for estimated prepayments and as a result of the adoption of ASU 2016-01, which also included credit risk and other market factors to calculate the exit price fair value in accordance with ASC 820.
Loans Held for Sale - Loans held for sale are carried at fair value in the aggregate as determined by the outstanding commitments from investors. As, such we classify those loans subjected to nonrecurring fair value adjustments as Level 2 of the fair value hierarchy.
Interest Rate Swaps - The Company offers interest rate swaps to certain commercial loan customers to allow them to hedge the risk of rising interest rates on their variable rate loans. The Company originates a variable rate loan and enters into a variable to fixed interest rate swap with the customer. The Company also enters into an offsetting swap with a correspondent bank. These back-to-back agreements are intended to offset each other and allow the Company to originate a variable rate loan, while providing the contract or fixed interest payments for the customer. In addition, the Company will enter into risk participation agreements ("RPA"). Under an RPA-in agreement, a derivative liability, the Company assumes, or participates in, a portion of the credit risk associated with the interest rate swap position with the commercial borrower, for a fee received from the other bank. Under an RPA-out agreement, a derivative asset, the Company participates out a portion of the credit risk associated with the interest rate swap position executed with the commercial borrower, for a fee paid to the participating bank. RPAs are derivative financial instruments recorded at fair value. Although we have determined that a majority of the inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit assumptions associated with our risk participation agreements utilize Level 3 inputs.
Accrued Interest Receivable - The carrying amount of accrued interest receivable approximates fair value and is classified as level 2 for accrued interest receivable related to investments securities and Level 3 for accrued interest receivable related to loans.
Deposits - The fair values of demand deposits are, as required by ASC Topic 825, equal to the carrying value of such deposits. Demand deposits include non-interest-bearing demand deposits, savings accounts, NOW accounts, and money market demand accounts. The fair value of variable rate term deposits, those repricing within six months or less, approximates the carrying value of these deposits. Discounted cash flows have been used to value fixed rate term deposits and variable rate term deposits repricing after six months. The discount rate used is based on interest rates currently being offered on comparable deposits as to amount and term.
Short-Term Borrowings - The carrying value of any federal funds purchased and other short-term borrowings approximates their fair values.
FHLB and Other Borrowings - The fair value of the fixed rate borrowings is estimated using discounted cash flows, based on current incremental borrowing rates for similar types of borrowing arrangements. The carrying amount of any variable rate borrowing approximates its fair value.
Subordinated Debentures - Fair values are determined based on the current market value of like instruments of a similar maturity and structure.
Accrued Interest Payable - The carrying amount of accrued interest payable approximates fair value resulting in a Level 2 classification.
Off-Balance Sheet Instruments - Fair values of off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit do not represent a significant value until such commitments are funded or closed. Management has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.
The following table presents the Company’s financial instruments that are measured at fair value on a recurring basis and the level within the hierarchy in which the fair value measurements fell as of December 31, 2024 and 2023:

December 31, 2024	Fair Value Measurements
($ in thousands)	Fair Value	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Available-for-sale
U.S. Treasury	$5,233	$-	$5,233	$-
Obligations of U.S. government agencies and sponsored entities	96,225	-	96,225	-
Municipal securities	399,532	-	375,907	23,625
Mortgage-backed Securities	472,418	-	472,418	-
Corporate obligations	29,895	-	29,866	29
Total investment securities available-for-sale	$1,003,303	$-	$979,649	$23,654
Equity Securities	$15,684	$15,684	$-	$-
Loans held for sale	$3,687	$-	$3,687	$-
Interest rate swaps	$10,509	$-	$10,491	$18
Liabilities:
Interest rate swaps	$10,510	$-	$10,491	$19

December 31, 2023	Fair Value Measurements
($ in thousands)	Fair Value	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Available-for-sale
U.S. Treasury	$16,675	$16,675	$-	$-
Obligations of U.S. government agencies and sponsored entities	104,923	-	104,923	-
Municipal securities	438,466	-	420,283	18,183
Mortgage-backed securities	441,661	-	441,661	-
Corporate obligations	37,597	-	37,567	30
Other	3,043	-	3,043	$-
Total investment securities available-for-sale	$1,042,365	$16,675	$1,007,477	$18,213
Loans held for sale	$2,914	$-	$2,914	$-
Interest rate swaps	$12,170	$-	$12,129	$41
Liabilities:
Interest rate swaps	$12,175	$-	$12,129	$46
The following is a reconciliation of activity for assets measured at fair value based on significant unobservable (Level 3) information:

	Bank-Issued Trust Preferred Securities
($ in thousands)	2024	2023
Balance, January 1	$30	$31
Paydowns	(1)	(1)
Balance, December 31	$29	$30

	Municipal Securities
($ in thousands)	2024	2023
Balance, January 1	$18,183	$15,117
Maturities, calls and paydowns	(2,198)	(2,639)
Transfer from level 2 to level 3	8,035	6,085
Transfer from level 3 to level 2	(270)	-
Unrealized (loss) gain included in comprehensive income	(125)	(380)
Balance, December 31	$23,625	$18,183

	Interest Rate Swaps - Risk Participations
($ in thousands)	2024	2023
Balance, January 1, net	$(5)	$-
RPA-in	27	(46)
RPA-out	(23)	41
Balance at December 31, net	$(1)	$(5)
The following methods and assumptions were used to estimate the fair values of the Company’s assets measured at fair value on a recurring basis at December 31, 2024 and 2023. The following tables present quantitative information about recurring Level 3 fair value measurements:

($ in thousands)
Bank-Issued Trust Preferred Securities	Fair Value	Valuation Technique	Significant Unobservable Inputs	Range of Inputs
December 31, 2024	$29	Discounted cash flow	Discount rate	6.74% - 6.91%
December 31, 2023	$30	Discounted cash flow	Discount rate	7.81% - 7.89%

Municipal Securities	Fair Value	Valuation Technique	Significant Unobservable Inputs	Range of Inputs
December 31, 2024	$23,625	Discounted cash flow	Discount rate	2.65% - 6.10%
December 31, 2023	$18,183	Discounted cash flow	Discount rate	2.34% - 5.50%

Interest Rate Swaps - Risk Participations	Fair Value	Valuation Technique	Significant Unobservable Inputs	Range of Inputs
December 31, 2024	$(1)	Credit Value Adjustment	Credit Spread	225 bps - 300 bps
			Recovery Rate	70%

December 31, 2023	$(5)	Credit Value Adjustment	Credit Spread	225 bps - 300 bps
			Recovery Rate	70%

Following is a description of the valuation methodologies used for assets and liabilities measured at fair value on a non-recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.
Collateral Dependent Loans
Loans for which it is probable that the Company will not collect all principal and interest due according to contractual terms are measured for impairment. If the impaired loan is identified as collateral dependent, then the fair value method of measuring the amount of impairment is utilized. This method requires obtaining a current independent appraisal of the collateral. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income date available for similar loans and collateral underlying such loans. Such adjustments, if any, result in a Level 3 classification of the inputs for determining fair value. The Company adjusts the appraisal for cost associated with litigation and collections. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment.
Other Real Estate Owned
Other real estate owned consists of properties obtained through foreclosure. The adjustment at the time of foreclosure is recorded through the allowance for credit losses. Fair value of other real estate owned is based on current independent appraisals of the collateral less costs to sell when acquired, establishing a new costs basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals, which are updated no less frequently than annually. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach with data from comparable properties. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments, if any, result in a Level 3 classification of the inputs for determining fair value. In the determination of fair value subsequent to foreclosure, management also considers other factors or recent developments, such as changes in market conditions from the time of valuation and anticipated sales values considering plans for disposition, which could result in an adjustment to lower the collateral value estimates indicated in the appraisals. The Company adjust the appraisal 10 percent for carrying costs. Periodic revaluations are classified as Level 3 in the fair value hierarchy since assumptions are used that may not be observable in the market. Due to the subjective nature of establishing the fair value when the asset is acquired, the actual fair value of the other real estate owned or foreclosed asset could differ from the original estimate. If it is determined the fair value declines subsequent to foreclosure, a valuation allowance is recorded through other income. Operating costs associated with the assets after acquisition are also recorded as non-interest expense. Gains and losses on the disposition of other real estate owned and foreclosed assets are netted and recorded in other income. Other real estate measured at fair value on a non-recurring basis at December 31, 2024, amounted to $7.9 million. Other real estate owned is classified within Level 3 of the fair value hierarchy.
The following table presents the fair value measurement of assets and liabilities measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements were reported at December 31, 2024 and 2023:

	Fair Value Measurements Using
($ in thousands)	Fair Value	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2024
Collateral dependent loans	$6,615	$-	$-	$6,615
Other real estate owned	7,874	-	-	7,874

December 31, 2023
Collateral dependent loans	$2,494	$-	$-	$2,494
Other real estate owned	8,320	-	-	8,320
Estimated fair values for the Company's financial instruments are as follows, as of the date noted:

	Fair Value Measurements
December 31, 2024	Carrying Amount	Estimated Fair Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
($ in thousands)
Financial Instruments:
Assets:
Cash and cash equivalents	$220,411	$220,411	$220,411	$-	$-
Securities available-for-sale	1,003,303	1,003,303	-	979,649	23,654
Securities held-to-maturity	582,939	537,275	-	526,743	10,532
Equity securities	15,684	15,684	15,684	-	-
Loans held for sale	3,687	3,687	-	3,687	-
Loans, net	5,351,026	5,132,544	-	-	5,132,544
Accrued interest receivable	34,002	34,002	-	8,160	25,842
Interest rate swaps	10,509	10,509	-	10,491	18

Liabilities:
Non-interest-bearing deposits	$1,796,685	$1,796,685	$-	$1,796,685	$-
Interest-bearing deposits	4,808,171	4,644,812	-	4,644,812	-
Subordinated debentures	123,731	111,709	-	-	111,709
FHLB and other borrowings	210,000	210,000	-	210,000	-
Accrued interest payable	13,856	13,856	-	13,856	-
Interest rate swaps	10,510	10,510	-	10,491	19

	Fair Value Measurements
December 31, 2023	Carrying Amount	Estimated Fair Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
($ in thousands)
Financial Instruments:
Assets:
Cash and cash equivalents	$355,147	$355,147	$355,147	$-	$-
Securities available-for-sale	1,042,365	1,042,365	16,675	1,007,477	18,213
Securities held-to-maturity	654,539	615,944	-	615,944	-
Loans held for sale	2,914	2,914	-	2,914	-
Loans, net	5,116,010	4,877,935	-	-	4,877,935
Accrued interest receivable	33,300	33,300	-	8,632	24,668
Interest rate swaps	12,170	12,170	-	12,129	41

Liabilities:
Non-interest-bearing deposits	$1,849,013	$1,849,013	$-	$1,849,013	$-
Interest-bearing deposits	4,613,859	4,430,227	-	4,430,227	-
Subordinated debentures	123,386	109,426	-	-	109,426
FHLB and other borrowings	390,000	390,000	-	390,000	-
Accrued interest payable	22,702	22,702	-	22,702	-
Interest rate swaps	12,175	12,175	-	12,129	46
NOTE S - REVENUE FROM CONTRACTS WITH CUSTOMERS
All of the Company’s revenue from contracts with customers within the scope of ASC 606 is recognized within non-interest income. The guidance does not apply to revenue associated with financial instruments, including loans and investment securities that are accounted for under other GAAP, which comprise a significant portion of our revenue stream. A description of the Company’s revenue streams accounted for under ASC 606 is as follows:
Service Charges on Deposit Accounts: The Company earns fees from deposit customers for transaction-based, account maintenance, and overdraft services. Transaction-based fees, which include services such as ATM use fees, stop payment charges, statement rendering, and ACH fees, are recognized at the time the transaction is executed at the point in the time the Company fulfills the customer’s request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Company satisfies the performance obligation. Overdraft fees are recognized at the point in time that the overdraft occurs. Service charges on deposits are withdrawn from the customer’s account balance.
Interchange Income: The Company earns interchange fees from debit and credit card holder transaction conducted through various payment networks. Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are recognized daily, concurrently with the transaction processing services provided by the cardholder.
Gains/Losses on Sales of OREO: The Company records a gain or loss from the sale of Other real estate owned (OREO) when control of the property transfers to the buyer, which generally occurs at the time of an executed deed. When the Company finances the sale of OREO to the buyer, the Company assesses whether the buyer is committed to perform their obligations under the contract and whether the collectability of the transaction prices is probable. Once these criteria are met, the OREO asset is derecognized and the gain or loss on sale is recorded upon the transfer of control of the property to the buyer. In determining the gain or loss on the sale, the Company adjusts the transaction price and related gain (loss) on sale if a significant financing component is present.
All of the Company’s revenue from contracts with customers in the scope of ASC 606 is recognized within non-interest income. The following table presents the Company’s sources of non-interest income for December 31, 2024, 2023, and 2022. Items outside the scope of ASC 606 are noted as such.

($ in thousands)	Year Ended December 31, 2024
	Commercial/ Retail Bank	Mortgage Banking Division	Holding Company	Total
Revenue by Operating Segments
Non-interest income
Service charges on deposits
Overdraft fees	$8,095	$4	$-	$8,099
Other	5,804	2	-	5,806
Interchange income	17,914	-	-	17,914
Investment brokerage fees	1,829	-	-	1,829
Net gains on OREO	(87)	-	-	(87)
Net losses on sales of securities (1)	(31)	-	-	(31)
Loss on premises and equipment	(183)	-	-	(183)
Gain on sale of loans	2,323	-	-	2,323
Other	10,728	3,348	16	14,092
Total non-interest income	$46,392	$3,354	$16	$49,762

($ in thousands)	Year Ended December 31, 2023
	Commercial/ Retail Bank	Mortgage Banking Division	Holding Company	Total
Revenue by Operating Segments
Non-interest income
Service charges on deposits
Overdraft fees	$8,154	$-	$-	$8,154
Other	6,021	-	-	6,021
Interchange income	18,914	-	-	18,914
Investment brokerage fees	1,623	-	-	1,623
Net gains on OREO	6	-	-	6
Net losses on sales of securities (1)	(9,716)	-	-	(9,716)
Gain on premises and equipment	35	-	-	35
Gain on sale of loans	1,512	-	-	1,512
Other	10,307	2,866	6,983	20,156
Total non-interest income	$36,856	$2,866	$6,983	$46,705

($ in thousands)	Year Ended December 31, 2022
	Commercial/ Retail Bank	Mortgage Banking Division	Holding Company	Total
Revenue by Operating Segments
Non-interest income
Service charges on deposits
Overdraft fees	$4,023	$93	$-	$4,116
Other	8,679	-	-	8,679
Interchange income	12,702	-	-	12,702
Investment brokerage fees	1,566	-	-	1,566
Net gains on OREO	214	-	-	214
Net losses on sales of securities (1)	(82)	-	-	(82)
Gain on acquisition (1)	281	-	-	281
Loss on premises and equipment	(116)	-	-	(116)
Other	2,724	4,210	2,667	9,601
Total non-interest income	$29,991	$4,303	$2,667	$36,961
___________________________________
(1) Not within scope of ASC 606.
NOTE T - PARENT COMPANY FINANCIAL INFORMATION
The balance sheets, statements of income and cash flows for The First Bancshares, Inc. (parent company only) follows:
Condensed Balance Sheets

	December 31,
($ in thousands)	2024	2023
Assets:
Cash and cash equivalents	$7,077	$13,485
Investment in subsidiary bank	1,116,307	1,056,369
Investments in statutory trusts	806	806
Bank owned life insurance	365	348
Other	6,514	3,275
	$1,131,069	$1,074,283
Liabilities and Stockholders’ Equity:
Subordinated debentures	$123,731	$123,386
Other	1,907	1,863
Stockholders’ equity	1,005,431	949,034
	$1,131,069	$1,074,283

Condensed Statements of Income

	Years Ended December 31,
($ in thousands)	2024	2023	2022
Income:
Interest and dividends	$38	$36	$17
Dividend income	39,000	65,000	16,000
Other	16	6,983	2,667
	39,054	72,019	18,684
Expenses:
Interest on borrowed funds	7,436	7,970	7,492
Legal and professional	868	1,136	593
Other	10,125	6,266	7,498
	18,429	15,372	15,583
Income (loss) before income taxes and equity in undistributed income of subsidiary	20,625	56,647	3,101
Income tax benefit	4,649	2,005	3,263
Income (loss) before equity in undistributed income of subsidiary	25,274	58,652	6,364
Equity in undistributed income of subsidiary	51,920	16,805	56,555

Net income	$77,194	$75,457	$62,919

Condensed Statements of Cash Flows

	Years Ended December 31,
($ in thousands)	2024	2023	2022
Cash flows from operating activities:
Net income	$77,194	$75,457	$62,919
Adjustments to reconcile net income to net cash used in operating activities:
Equity in undistributed income of Subsidiary	(51,920)	(16,805)	(56,555)
Restricted stock expense	4,622	2,302	2,425
Other, net	(3,472)	9,263	6,255
Net cash provided by operating activities	26,424	70,217	15,044

Cash flows from investing activities:
Investment in bank	-	-	(1,300)
Other, net	-	-	290
Net cash (used in) investing activities	-	-	(1,010)

Cash flows from financing activities:
Dividends paid on common stock	(30,664)	(27,550)	(16,275)
Repurchase of restricted stock for payment of taxes	(2,275)	(361)	(683)
Common stock repurchased	-	-	(22,180)
Called/repayment of subordinated debt	-	(31,000)	-
Other, net	107	(7,664)	216
Net cash (used in) financing activities	(32,832)	(66,575)	(38,922)

Net increase (decrease) in cash and cash equivalents	(6,408)	3,642	(24,888)
Cash and cash equivalents at beginning of year	13,485	9,843	34,731

Cash and cash equivalents at end of year	$7,077	$13,485	$9,843
NOTE U - OPERATING SEGMENTS
The Company’s reportable segments are determined by the Chief Financial Officer, who is the designated chief operating decision maker, based upon information provided about the Company’s products and services offered, primarily distinguished between banking and mortgage banking operations. A third operating segment, Holding Company, is for the most part the parent holding company, as well as certain other insignificant non-bank subsidiaries of the parent that, for the most part have little activity. They are also distinguished by the level of information provided to the chief operating decision maker, who uses such information to review performance of various components of the business, which are then aggregated if operating performance, products/services, and customers are similar. The chief operating decision maker evaluates the financial performance of the Company’s business components such as evaluating revenue streams, significant expenses and budget to actual results, in assessing the performance of the Company’s reportable segments and in the determination of allocating resources. Segment pretax profit or loss is used to assess the performance of the banking segment by monitoring the margin between interest revenue and interest expense. Segment pretax profit or loss is used to assess the performance of the mortgage banking segment by monitoring the premium received on loan sales. Loans, investments, and deposits provide the revenues in the banking operation. Loans, and deposits provide the revenues in mortgage banking, and loan sales provide the revenues in mortgage banking. Interest expense, provisions for credit losses, and payroll provide the significant expenses in the banking operation, payroll expenses provide the significant expense in mortgage banking, and interest expense, employee benefits, and acquisition expenses provide the significant expenses for the holding company operations. All operations are domestic. Accounting policies for segments are the same as those described in Note 1. Segment performance is evaluated using income before income taxes. Indirect expenses are allocated on revenue. Transactions among segments are made at fair value.

Information reported internally for performance assessment by the chief operating decision maker follows, inclusive of reconciliations of significant segment totals to the financial statements.
The Company is considered to have three principal business segments in 2024, 2023, and 2022, the Commercial/Retail Bank, the Mortgage Banking Division, and the Holding Company.

($ in thousands)	Year Ended December 31, 2024
	Commercial/ Retail Bank	Mortgage Banking Division	Holding Company	Total Segments
Interest income	$369,455	$342	$38	$369,835
Interest expense	127,976	154	7,436	135,566
Net interest income (loss)	241,479	188	(7,398)	234,269
Provision (credit) for credit losses	3,790	-	-	3,790
Net interest income (loss) after provision for credit losses	237,689	188	(7,398)	230,479
Non-interest income:
Service charges on deposit accounts	13,899	6	-	13,905
Other service charges and fees	2,713	-	-	2,713
Interchange fees	17,914	-	-	17,914
Bank owned life insurance	3,804	-	16	3,820
Securities (loss) gain	(31)	-	-	(31)
Other	8,093	3,348	-	11,441
Total non-interest income	46,392	3,354	16	49,762
Non-interest expense:
Salaries	77,473	2,948	-	80,421
Employee benefits	14,598	1,533	5,601	21,732
Occupancy	18,468	62	-	18,530
Furniture and equipment	4,325	-	-	4,325
Professional and consulting fees	5,296	44	868	6,208
FDIC and OCC assessments	4,015	-	-	4,015
ATM expense	7,226	-	-	7,226
Bank communications and data processing	4,030	98	8	4,136
Acquisition expense/charter conversion	109	-	3,631	3,740
Amortization of core deposit intangible	9,533	-	-	9,533
Other	21,084	441	885	22,410
Total non-interest expense	166,157	5,126	10,993	182,276
Income (loss) before income taxes	117,924	(1,584)	(18,375)	97,965
Income tax (benefit) expense	25,821	(401)	(4,649)	20,771
Net income (loss)	$92,103	$(1,183)	$(13,726)	$77,194

Total Assets	$7,979,880	$10,136	$14,762	$8,004,778
Net Loans	5,350,874	3,839	-	5,354,713

($ in thousands)	Year Ended December 31, 2023
	Commercial/ Retail Bank	Mortgage Banking Division	Holding Company	Total Segments
Interest income	$340,566	$331	$36	$340,933
Interest expense	83,497	141	7,970	91,608
Net interest income (loss)	257,069	190	(7,934)	249,325
Provision (credit) for loan losses	14,500	-	-	14,500
Net interest income (loss) after provision for credit losses	242,569	190	(7,934)	234,825
Non-interest income:
Service charges on deposit accounts	14,175	-	-	14,175
Other service charges and fees	3,177	-	-	3,177
Interchange fees	18,914	-	-	18,914
Bank owned life insurance	3,303	-	16	3,319
Securities (loss) gain	(9,716)	-	-	(9,716)
Other	7,003	2,866	6,967	16,836
Total non-interest income	36,856	2,866	6,983	46,705
Non-interest expense:
Salaries	73,563	3,046	-	76,609
Employee benefits	12,252	1,416	3,135	16,803
Occupancy	17,304	77	-	17,381
Furniture and equipment	3,987	-	-	3,987
Professional and consulting fees	5,279	31	1,136	6,446
FDIC and OCC assessments	3,849	-	-	3,849
ATM expense	5,821	-	-	5,821
Bank communications and data processing	6,252	88	10	6,350
Acquisition expense/charter conversion	6,501	-	2,574	9,075
Amortization of core deposit intangible	9,563	-	-	9,563
Other	27,762	533	547	28,842
Total non-interest expense	172,133	5,191	7,402	184,726
Income (loss) before income taxes	107,292	(2,135)	(8,353)	96,804
Income tax (benefit) expense	23,892	(540)	(2,005)	21,347
Net income (loss)	$83,400	$(1,595)	$(6,348)	$75,457

Total Assets	$7,971,373	$10,058	$17,914	$7,999,345
Net Loans	5,114,434	4,490	-	5,118,924

($ in thousands)	Year Ended December 31, 2022
	Commercial/ Retail Bank	Mortgage Banking Division	Holding Company	Total Segments
Interest income	$199,937	$439	$17	$200,393
Interest expense	14,979	106	7,492	22,577
Net interest income (loss)	184,958	333	(7,475)	177,816
Provision (credit) for loan losses	5,605	-	-	5,605
Net interest income (loss) after provision for credit losses	179,353	333	(7,475)	172,211
Non-interest income:
Service charges on deposit accounts	8,575	93	-	8,668
Other service charges and fees	1,833	-	-	1,833
Interchange fees	12,702	-	-	12,702
Bank owned life insurance	1,998	-	103	2,101
Securities (loss) gain	(82)	-	-	(82)
Other	4,965	4,210	2,564	11,739
Total non-interest income	29,991	4,303	2,667	36,961
Non-interest expense:
Salaries	54,947	2,956	-	57,903
Employee benefits	10,135	1,925	3,114	15,174
Occupancy	12,752	102	-	12,854
Furniture and equipment	2,981	-	-	2,981
Professional and consulting fees	2,914	51	593	3,558
FDIC and OCC assessments	2,122	-	-	2,122
ATM expense	3,873	-	-	3,873
Bank communications and data processing	4,006	105	4	4,115
Acquisition expense/charter conversion	2,514	-	3,896	6,410
Amortization of core deposit intangible	4,664	-	-	4,664
Other	15,991	354	484	16,829
Total non-interest expense	116,899	5,493	8,091	130,483
Income (loss) before income taxes	92,445	(857)	(12,899)	78,689
Income tax (benefit) expense	19,250	(217)	(3,263)	15,770
Net income (loss)	$73,195	$(640)	$(9,636)	$62,919

Total Assets	$6,428,889	$18,194	$14,634	$6,461,717
Net Loans	3,734,659	5,024	-	3,739,683
NOTE V - DERIVATIVE FINANCIAL INSTRUMENTS
The Company enters into interest rate swap agreements primarily to facilitate the risk management strategies of certain commercial customers. The interest rate swap agreements entered into by the Company are all entered into under what is referred to as a back-to-back interest rate swap, as such, the net positions are offsetting assets and liabilities, as well as income and expenses and risk participation. All derivative instruments are recorded in the consolidated statement of financial condition at their respective fair values, as components of other assets and other liabilities.
Under a back-to-back interest rate swap program, the Company enters into an interest rate swap with the customer and another offsetting swap with a counterparty. The result is two mirrored interest rate swaps, absent a credit event, which will offset in the financial statements. These swaps are not designated as hedging instruments and are recorded at fair value in other assets and other liabilities. The change in fair value is recognized in the income statement as other income and fees.

Risk participation agreements are derivative financial instruments and are recorded at fair value. These derivatives are not designated as hedges and therefore, changes in fair value are recorded directly through earnings at each reporting period. Under a risk participation-out agreement, a derivative asset, the Company participates out a portion of the credit risk associated with the interest rate swap position executed with the commercial borrower, for a fee paid to the participating bank. Under a risk participation-in agreement, a derivative liability, the Company assumes, or participates in, a portion of the credit risk associated with the interest rate swap position with the commercial borrower, for a fee received from the other bank. The Company has two risk participation-in swaps and one risk participation-out swap at December 31, 2024.
The following table provides outstanding interest rate swaps at December 31, 2024 and December 31, 2023.

($ in thousands)	December 31, 2024	December 31, 2023
Notional amount	$602,121	$493,290
Weighted average pay rate	5.6%	5.2%
Weighted average receive rate	5.6%	5.2%
Weighted average maturity in years	4.85	5.39

The following table provides the fair value of interest rate swap contracts at December 31, 2024 and December 31, 2023 included in other assets and other liabilities.

($ in thousands)	December 31, 2024		December 31, 2023
	Derivative Assets	Derivative Liabilities	Derivative Assets	Derivative Liabilities
Interest rate swap contracts	$10,509	$10,510	$12,170	$12,175

The Company also enters into a collateral agreement with the counterparty requiring the Company to post cash or cash equivalent collateral to mitigate the credit risk in the transaction. At December 31, 2024 and December 31, 2023, the Company had $650 thousand and $500 thousand, respectively, of collateral posted with its counterparties, which is included in the consolidated statement of financial condition as cash and cash equivalents as "restricted cash". The Company also receives a swap spread to compensate it for the credit exposure it takes on the customer-facing portion of the transaction and this upfront cash payment from the counterparty is recorded in other income, net of any transaction execution expenses, in the consolidated statement of operations. For the year ended December 31, 2024 and December 31, 2023, net swap spread income included in other income was $1.1 million and $1.3 million, respectively.
Entering into derivative contracts potentially exposes the Company to the risk of counterparties' failure to fulfill their legal obligations, including, but not limited to, potential amounts due or payable under each derivative contract. Notional principal amounts are often used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller. The Company assesses the credit risk of its dealer counterparties by regularly monitoring publicly available credit rating information, evaluating other market indicators, and periodically reviewing detailed financials.
The Company records the fair value of its interest rate swap contracts separately within other assets and other liabilities as current accounting rules do not permit the netting of customer and counterparty fair value amounts in the consolidated statement of financial condition.